As filed with the Securities and Exchange Commission on August 9, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

MAGAL SECURITY SYSTEMS LTD.
(Exact Name of Registrant as Specified in its Charter)

State of Israel	8413	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

P.O. Box 70, Industrial Zone Yehud 5621617, Israel Tel: +972-3-5391444
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal
Executive Offices)

Senstar Inc. 13800 Coppermine Road, Second Floor, Herndon, VA 20171 Attention: President Tel: 703-463-3088
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Steven J. Glusband, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 Tel: 212-238-8605 Fax: 212-732-3232	Ilan Ovadia S.V.P. CFO Doron Kerbel, Adv. V.P. General Counsel & Company Secretary P.O. Box 70, Industrial Zone Yehud 5621617, Israel Tel: +972-3-5391444 Fax: +972-3-5366245	Tuvia J. Geffen, Adv. Idan Lidor, Adv. Naschitz, Brandes, Amir & Co. 5 Tuval Street Tel-Aviv 6789717, Israel Tel: +972 3-623-5000 Fax: +972-3-623-5005

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statements becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐
_____________________

Title Of Each Class of Securities to be Registered	Proposed Maximum Offering Price	Amount Of Registration Fee
Subscription rights to purchase ordinary shares, par value NIS 1.00 per share	N/A	N/A(1)
Ordinary shares, par value NIS 1.00 per share	$25,000,000 (2)	$2,517.50 (2)

(1)	The subscription rights are being issued without separate consideration. Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is payable.

(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 9, 2016

PRELIMINARY PROSPECTUS

MAGAL SECURITY SYSTEMS LTD.

SUBSCRIPTION RIGHTS TO PURCHASE UP TO _______ ORDINARY SHARES

We are distributing at no charge to the holders of our ordinary shares at 5:00 p.m., New York City time on ________, 2016, which we refer to as the record date, subscription rights to purchase up to an aggregate of ________ of our ordinary shares.  We will distribute to you one right for every ________ ordinary shares that you own on the record date.  Your rights will be rounded down to the nearest whole number and accordingly, no fractional rights will be issued in the rights offering.

Each right entitles the holder to purchase, at a price of $___ per share, one ordinary share.  The subscription price, the number of shares that must be owned to receive one right and the number of ordinary shares to be issued for each right exercised have been set by us.  There is no minimum subscription amount required for consummation of the rights offering.

Subscription right holders who fully exercise their basic subscription rights will be entitled to subscribe for additional ordinary shares that remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription right.  If an insufficient number of ordinary shares are available to satisfy fully the over-subscription requests, then the available ordinary shares will be distributed among subscription rights holders who exercised their over-subscription right, based on the procedures set forth herein.

Our controlling shareholders, certain limited partnerships managed by FIMI FIVE 2012 Ltd., who currently hold 39.3% of our voting rights, have informed us that they intend to exercise their basic subscription rights in full and may choose to exercise the over-subscription rights set forth herein, all to such extent that the FIMI partnerships’ holdings do not exceed 50% of our voting rights following the exercise of their subscription rights.

If the exercise of subscription rights causes FIMI partnerships’ holdings to exceed 45% of our voting rights, then in order to comply with Israeli law, such number of ordinary shares exceeding 45% of our voting rights will be issued to the FIMI partnerships in a private placement at a price per share and other terms identical to the terms of this rights offering.  See “The Rights Offering – Subscription Intentions of our Controlling Shareholders; Private Placement”.

The subscription rights will expire at 5:00 p.m., New York City time, on ________, 2016, which we refer to as the expiration date. We may not extend the expiration date of the rights offering.  Any rights not exercised at or before that time will expire worthless without any payment to the holders of those unexercised rights.  The subscription rights may not be sold or transferred except for being transferable by operation of law, and will not be tradable on any trading market.

The issuance of ordinary shares purchased in the rights offering will be made on or about ________, 2016.  American Stock Transfer & Trust Company, LLC will mail certificates representing ordinary shares purchased in the rights offering to record holders registered in our shareholders register maintained by it promptly after such date.  Beneficial owners of our ordinary shares whose shares are held by a nominee, such as a broker, dealer or bank, rather than in their own name, will have any ordinary shares acquired in the rights offering credited to the account of such nominee on or about ________, 2016.

We may terminate or cancel the rights offering in our sole discretion at any time prior to ________, 2016, for any reason.  If the rights offering is terminated, then we will return your subscription price payment, but without any payment of interest.

 You should carefully consider whether to exercise your subscription rights before the expiration date.  All exercises of subscription rights are irrevocable.  Our Board of Directors is making no recommendation regarding your exercise of the subscription rights.

 Our ordinary shares are listed on NASDAQ under the symbol “MAGS”.  The last sale price of our ordinary shares on NASDAQ on August 8, 2016 was $5.40 per share.  The ordinary shares issued in the rights offering will also be listed for trading on NASDAQ.

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 16 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus to read about factors you should consider before deciding whether to exercise your subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense under the laws of the United States.

Prospectus dated ________, 2016

You should rely only on the information included or incorporated by reference in this prospectus or any supplement or free writing prospectus prepared by us.  We have not authorized anyone to provide information or represent anything other than that contained in, or incorporated by reference in, this prospectus.  We have not authorized anyone to provide you with different information.  If you receive any other information, you should not rely on it.  We are not making an offer in any state or jurisdiction or under any circumstances where the offer is not permitted.  You should assume that the information in this prospectus or any supplement or free writing prospectus prepared by us is accurate only as of the date on their cover pages and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

In this prospectus, “we,” “us,” “our,” the “Company” and “Magal” refer to Magal Security Systems Ltd., an Israeli company, and its subsidiaries.

All references to “dollars” or “$” in this prospectus are to U.S. dollars, and all references to “shekels” or “NIS” are to New Israeli Shekels.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

     The following are examples of what we anticipate may be common questions about the rights offering.  The answers are based on selected information from this prospectus.  The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering.  This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks relating to the rights offering, our business, our ordinary shares and our location in Israel.

     Exercising the subscription rights and investing in our securities involves a high degree of risk.  We urge you to carefully read the section entitled “Risk Factors” beginning on page 16 of this prospectus and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

Q: What is a rights offering?

A: A rights offering is a distribution of subscription rights on a pro rata basis to all existing shareholders of a company to buy a proportional number of additional securities at a given price.  We are distributing to holders of our ordinary shares, at no charge, as of the close of business on the record date (________, 2016), subscription rights to purchase up to an aggregate of ________ of our ordinary shares.  You will receive one subscription right for every ________ ordinary shares you own at the close of business on the record date.  Each right carries with it a basic subscription right and an over-subscription right.  The basic and over-subscription rights will be evidenced by subscription rights certificates, which may be physical certificates but will more likely be electronic instruments issued through the facilities of the Depository Trust Company, or DTC.

Q: Why are we undertaking the rights offering, and how will we use the proceeds from the rights offering?

A:                We intend to use the net proceeds from this offering for general corporate purposes focused on growing our business, including through acquisitions or investments in complementary companies or technologies, although we do not have any agreement or understanding with respect to any such acquisition or investment at this time. We do not currently have specific plans or commitments with respect to the net proceeds from this offering and, accordingly, are unable to quantify the allocation of such proceeds among potential uses. We will have broad discretion in the way that we use the net proceeds of this offering. We had approximately $29.7 million of cash and cash equivalents as of March 31, 2016.

     The rights offering provides our existing shareholders the opportunity to participate in our capital raising efforts in a manner that allows them to maintain, and possibly increase, their proportional ownership interest in us.

Q: How much money will Magal raise as a result of the rights offering?

A: We estimate that the net proceeds from the rights offering (including from the FIMI private placement, as applicable) will be approximately $___ million, after deducting expenses related to the rights offering payable by us, estimated at approximately $___ million.

Q: What is a subscription right?

A: We will issue one subscription right for every ________ of our ordinary shares that you own on the record date.  Each subscription right carries with it a basic subscription right and an over-subscription right and entitles the holder of the right the opportunity to purchase, at the subscription price of $______ per right, one ordinary share.  Your subscription rights will be rounded down to the nearest whole number and accordingly, no fractional rights will be issued in the rights offering.

Q. May I transfer my subscription rights?

A. No. The subscription rights may not be sold or transferred except for being transferable by operation of law.  There will be no “trading day” on the NASDAQ Global Market (or any other stock market) for the subscription rights.

Q: What is a basic subscription right?

A: Each basic subscription right gives you the opportunity to purchase one of our ordinary shares.  You may exercise any number of your basic subscription rights or you may choose not to exercise any subscription rights at all.

     For example, if you own 2,000 of our ordinary shares on the record date and you are granted one basic subscription right for every _____ ordinary shares you own at that time, then you would have the basic right to purchase, at an aggregate price of up to $_____, up to _____ ordinary shares.

     If you hold your ordinary shares in the name of a broker, dealer, bank or other nominee who uses the services of the DTC, then DTC will credit the account of the nominee with one right for every _____ ordinary shares you own at the record date.

Q: What is an over-subscription right?

A: If you elect to purchase all of the securities available to you pursuant to your basic subscription right, you may also elect to subscribe for additional rights that remain unsubscribed as a result of any other shareholders not exercising their basic subscription rights.  If an insufficient number of shares are available to satisfy fully the over-subscription requests, then the available shares will be distributed proportionately among subscription rights holders by calculating the number of rights you properly exercised using your basic subscription rights relative to the number of rights properly exercised by all subscribers who have over-subscribed.  Payments in respect of over-subscription rights are due at the time payment is made for the basic subscription right.  Any excess subscription price payments will be returned, without interest or deduction, promptly after the expiration of the rights offering.

     Subscription rights may only be exercised for whole numbers of ordinary shares; no fractional ordinary shares will be issued in the rights offering.

Q: Who may participate in the rights offering?

A: Only holders of record of our ordinary shares as of _____, 2016 (the record date) are entitled to participate in the rights offering.

Q: Will the officers, directors and significant shareholders of Magal be exercising their rights?

A: Our controlling shareholders, certain limited partnerships managed by FIMI FIVE 2012 Ltd., who currently hold 39.3% of our voting rights, have informed us that they intend to exercise their basic subscription rights in full and may choose to exercise the over-subscription rights set forth herein, all to such extent that the FIMI partnerships’ holdings do not exceed 50% of our voting rights following the exercise of their subscription rights.

If the exercise of subscription rights causes the FIMI partnerships’ holdings to exceed 45% of our voting rights, then in order to comply with Israeli law, such number of ordinary shares exceeding 45% of our voting rights will be issued to the FIMI partnerships in a private placement at a price per share and other terms identical to the terms of this rights offering.  In such event, the issuance of the ordinary shares to FIMI will occur concurrently with the issuance of the shares subscribed for in the rights offering.  We refer to such potential share issuance as the FIMI private placement.

The FIMI private placement was approved by our audit committee and board of directors, and our shareholders approved the FIMI private placement at the 2016 Annual General Meeting that was held on August 8, 2016.

Q: Will the subscription rights and the ordinary shares that I receive upon exercise of my rights be tradable on the NASDAQ Global Market?

A: Our ordinary shares are listed on the NASDAQ Global Market under the ticker symbol “MAGS.”  The ordinary shares issued in the rights offering will also be listed for trading on the NASDAQ Global Market.  However, the subscription rights may not be sold or transferred except for being transferable by operation of law, and will not be tradable on the NASDAQ Global Market or any other trading market.

Q: How do I exercise my basic subscription right and over-subscription right?

A: Shortly after the record date we will send a subscription rights certificate to each holder of our ordinary shares that on the record date is registered in our shareholder register maintained by American Stock Transfer & Trust Company, LLC, the transfer agent of our ordinary shares, which is also acting as the subscription agent for the rights offering.  The subscription rights certificate will evidence the number of subscription rights issued to each holder and will be accompanied by a copy of this prospectus.

If you are a record holder of our ordinary shares and you wish to exercise your subscription rights, you should complete the exercise form on the back of the rights certificate and send the certificate, accompanied by the subscription price, to the subscription agent.  The subscription rights certificate, together with full payment of the subscription price, must be received by the subscription agent on or prior to the expiration date of the rights offering.

If you are a record holder, in order to properly exercise your over-subscription right, you must: (i) indicate on your subscription rights certificate that you submit with respect to the exercise of the rights issued to you how many additional rights you are willing to exercise pursuant to your over-subscription right and (ii) concurrently deliver the subscription payment related to your over-subscription right at the time you make payment for your basic subscription right.  All funds from over-subscription rights that are not honored will be promptly returned to shareholders, without interest or deduction.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested.  We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a member of DTC), rather than in your own name, and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration of the subscription period in order to ensure timely delivery of a subscription rights certificate reflecting your exercise.  Your nominee will instruct you as to the proper time and payment of the subscription price. See also “The Rights Offering – Methods for Exercising Rights”.

Q: Am I required to subscribe in the rights offering?

A: No.  You may exercise any number of your subscription rights, or you may choose not to exercise subscription rights at all.

Q: What happens if I choose not to exercise my subscription rights?

A: You will retain your current number of ordinary shares even if you do not exercise your basic subscription rights.  However, if you do not exercise your basic subscription right in full, the percentage of our ordinary shares that you own will decrease, and your voting and other rights will be diluted to the extent that other shareholders exercise their basic and over-subscription rights.

Q: When will the subscription rights expire?

A: The subscription rights will expire, if not exercised, at 5:00 p.m., New York City time on _____, 2016, unless we decide to terminate the rights offering earlier.  We or the subscription agent must actually receive all required documents and payments before that time and date.  Any rights not exercised at or before the applicable time will expire without any payment to the holders for those unexercised rights.  See “The Rights Offering – Expiration of the Rights Offering.”

If you hold your shares through a broker, dealer or other nominee, you will be required to comply with the procedural requirements of such nominee, including the procedures relating to the last time by which you may be required to provide notice of your intention to exercise your rights.  For further information see “The Rights Offering – Methods for Exercising Rights”.

If you do not timely exercise your rights in accordance with the procedures applicable to you, your ability to exercise the rights and purchase the ordinary shares will expire.

Q: Will Magal be requiring a minimum dollar amount of subscriptions to consummate the rights offering?

A: No.  There is no minimum subscription requirement to consummate the rights offering.

Q: Is exercising my subscription rights risky?

A: The exercise of your subscription rights and over-subscription rights (and the resulting ownership of our ordinary shares) involves a high degree of risk.  Exercising your subscription rights means buying ordinary shares and should be considered as carefully as you would consider any other equity investment.  You should carefully consider the information under the heading “Risk Factors” and all other information included in this prospectus before deciding to exercise your subscription rights.

Q: After I exercise my subscription rights, can I change my mind and cancel my purchase?

A: No.  Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of either your basic or over-subscription rights, even if the market price of our ordinary shares is below the $_____ per share subscription price.  You should not exercise your subscription rights unless you are certain that you wish to purchase additional ordinary shares at the proposed subscription price.  Any rights not exercised at or before the expiration date will expire worthless without any payment to the holders for those unexercised rights.

Q: Can the board of directors cancel, terminate or amend the rights offering?

A: Our board of directors may decide to cancel or terminate the rights offering at any time and for any reason prior to 5:00 p.m. New York City time on _____, 2016.  If our board of directors cancels or terminates the rights offering, we will issue a press release notifying shareholders of the cancellation or termination, and any money received from subscribing shareholders will be promptly returned, without interest or deduction.

We may not amend or modify the terms of the rights offering, nor can we extend the expiration date of the rights offering.

Q: What should I do if I want to participate in the rights offering but my ordinary shares are held in the name of my broker, dealer, bank or other nominee and not in my name?

A: Beneficial owners of our ordinary shares whose shares are held by a nominee, such as a broker, dealer, bank or trustee, rather than in their own name, must contact that nominee to exercise their rights.  In that case, the nominee will complete the subscription rights certificate on behalf of the beneficial owner and arrange for proper payment by one of the methods described above.

Q: Will I be charged a sales commission or a fee if I exercise my subscription rights?

A: We will not charge a brokerage commission or a fee to subscription rights holders for exercising their subscription rights.  However, if you exercise your subscription rights and/or sell any underlying ordinary shares through a broker, dealer, bank or other nominee, you will be responsible for any fees charged by your broker, dealer, bank or other nominee.

Q: What is the recommendation of the board of directors regarding the rights offering?

A: None of Magal, our board of directors or the subscription agent is making any recommendation as to whether or not you should exercise your subscription rights.  You are urged to make your decision in consultation with your own advisors as to whether or not you should participate in the rights offering or otherwise invest in our securities and only after considering all of the information included in this prospectus, including the “Risk Factors” section that follows.

Q: How were the terms of the rights offering established?

A: Our board of directors appointed a special committee to oversee the rights offering and make a recommendation to the board of directors with respect to the terms of the rights offering.  The special committee is composed of three independent members of our board of directors.  The special committee recommended the subscription price to our board of directors, which in turn considered the terms of the rights offering.  In determining the pricing of the rights offering, the special committee and our board of directors considered, among other things, the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our ordinary shares, historical and current trading prices for our ordinary shares, the need for capital and alternatives available to us for raising capital, potential market conditions and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis.  In conjunction with its review of these factors, the special committee and our board of directors reviewed, with the assistance of management and financial and legal advisors, our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and a range of subscription prices compared to market prices in various prior rights offerings.

The subscription price does not necessarily bear any relationship to any other established criteria for value.  You should not consider the subscription price as an indication of value of our company or our ordinary shares.  You should not assume or expect that, after the rights offering, our ordinary shares will trade at or above the subscription price in any given time period.  The market price of our ordinary shares may decline during or after the rights offering, and you may not be able to sell the shares of our ordinary shares purchased during the rights offering at a price equal to or greater than the subscription price.  You should obtain a current quote for our ordinary shares before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.  On August 8, 2016, the last reported sale price of our ordinary shares on the NASDAQ Global Market was $5.40 per share.

Q: What are the U.S. federal income tax consequences of receiving or exercising my subscription rights?

A: A U.S. holder of ordinary shares likely will not recognize any income, gain or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights.  You should consult your own tax advisor as to the particular consequences to you of the rights offering.  See “Material U.S. Federal Income Tax Considerations.”

Q: What are the Israeli income tax consequences of receiving or exercising my subscription rights?

A: A U.S. holder of ordinary shares likely will not recognize any income, gain or loss for Israeli income tax purposes in connection with the receipt or exercise of subscription rights.  However, no tax ruling from the Israeli Income Tax Authority will be sought for the rights offering.  You should consult your own tax advisor as to the particular consequences to you of the rights offering.  See “Certain Israeli Tax Considerations.”

Q: How many ordinary shares will be outstanding after the rights offering?

A: The number of ordinary shares that will be outstanding immediately after the completion of the rights offering will be _____ ordinary shares, assuming full participation in the rights offering.

Q: If I exercise my subscription rights, how will I receive ordinary shares in the rights offering?

A: The issuance of ordinary shares purchased in the rights offering will be made on or about _____, 2016.  American Stock Transfer & Trust Company, LLC will mail certificates representing ordinary shares purchased in the rights offering to record holders registered on our shareholder register maintained by it promptly after such date.   Beneficial owners of our ordinary shares whose shares are held by a nominee, such as a broker, dealer or bank, rather than in their own name, will have any ordinary shares acquired in the rights offering credited to the account of such nominee on such date.

Q. How will this rights offering affect the price of our ordinary shares on NASDAQ?

A. NASDAQ will not reduce the opening price of our ordinary shares at the opening of trading on the NASDAQ Ex-day, which is the first day that our ordinary shares will trade on NASDAQ without entitlement to receive the rights.  The NASDAQ Ex-day for the rights offering will be the first trading day on NASDAQ following the record date and therefore, will be _____, 2016.

Q: Who is the subscription agent for the rights offering?

A: The subscription agent is American Stock Transfer & Trust Company, LLC.  The address for delivery to the subscription agent is as follows:

By Hand, Mail or Overnight Courier: American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, NY 11219 Attention: Reorganization Department
Your delivery to the subscription agent to an address other than the address set forth above will not constitute valid delivery and, accordingly, may be rejected by us.

Q: What should I do if I have other questions?

A: If you have any questions or need further information about the rights offering, please contact our Information Agent for the rights offering, D.F. King & Co. Inc., toll free at 877-283-0321 or you may also contact our General Counsel or Chief Financial Officer, at +972-3- 5391490, during their respective normal business hours.  For a more complete description of the rights offering, see “The Rights Offering.”

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the rights offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere or incorporated by reference in this prospectus.  This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you.

Magal Security Systems Ltd.

We are a leading international solutions provider of security, safety and site management solutions and products.  Based on more than 45 years of experience and interaction with customers, we have developed a unique set of solutions and products, optimized for perimeter, outdoor and general security applications.  Our turnkey solutions are typically integrated and managed by sophisticated modular command and control software, supported by expert systems for real-time decision support.  Our broad portfolio of critical infrastructure and site protection technologies includes a variety of smart barriers and fences, fence mounted detectors, virtual (volumetric) fences and gates, buried and concealed detection systems and a sophisticated protection package for sub-surface intrusion such as to secure pipelines. We have successfully installed customized solutions and products in more than 80 countries worldwide.

We were incorporated under the laws of the State of Israel in 1984.  Our principal executive offices and primary manufacturing and research and development facilities are located near Tel Aviv, Israel, in the Yehud Industrial Zone.  Our mailing address is P.O. Box 70, Industrial Zone, Yehud 5621617, Israel and our telephone number is +972-3-5391444.  Our agent for service of process in the United States is our subsidiary, Senstar Inc., 13800 Coppermine Road, Second Floor, Herndon, Virginia 20171.  Our address on the Internet is www.magal-S3.com.  The information on our website is not incorporated by reference and should not be considered as part of this prospectus.

Recent Developments

Acquisition of Aimetis.  On April 1, 2016, Senstar Corp., our fully owned subsidiary based in Canada, acquired Aimetis Corp.  Senstar paid the shareholders of Aimetis approximately CAD $19.8 million (approximately USD 15.2 million) in cash (including CAD$1.1 million placed in escrow to secure potential indemnity obligations and up to an additional CAD$1.1 million payable in cash, subject to achievement of future performance milestones based on fiscal year 2016 revenues). Aimetis, a Canadian-based company headquartered in Waterloo, Ontario, which specializes in intelligent IP video management software (VMS).

The Rights Offering

Securities Offered
We are distributing at no charge to the holders of our ordinary shares on ______, 2016, which we refer to as the record date, subscription rights to purchase up to an aggregate of _____ of our ordinary shares.  We will distribute one subscription right to the holder of record of every _____ ordinary shares that is held by the holder of record on the record date.  Based on 16,447,622, share outstanding on the date hereof, we will issue approximately _____ subscription rights in the rights offering.   However, if the holders of exercisable options and warrants exercise their securities prior to the record date, up to an additional _____ subscription rights may be issued.  The total subscription price for the subscription rights offered in the rights offering will be at maximum $_____ million, assuming full participation in the rights offering (and full exercise of the over-subscription right, to the extent applicable), of which no assurance can be given.

Basic Subscription Right
Each subscription right, which we refer to as the basic subscription right, entitles the holder to purchase, for the subscription price of $_____, one ordinary share.  Rights will be rounded down to the nearest whole number and accordingly, no fractional rights will be issued in the rights offering.  With respect to ordinary shares registered on our shareholder register maintained by our transfer agent, including those held in the name of DTC, such rounding will be made with respect to each record and beneficial shareholder.

Subscription rights may only be exercised for whole numbers of ordinary shares; no fractional ordinary shares will be issued in the rights offering.

Over-Subscription Right
If you elect to purchase all of the ordinary shares available to you pursuant to your basic subscription right, you may also elect to subscribe for additional ordinary shares that remain unsubscribed as a result of any other shareholders not exercising their basic subscription rights.  In honoring over-subscription rights, we will allocate the available shares proportionately by calculating the number of rights a subscriber properly exercised using its basic subscription rights, relative to the number of rights properly exercised using the basic subscription rights by all subscribers who have over-subscribed.  We will allocate to you an equivalent proportion of the shares available for over-subscription.  We will seek to honor your over-subscription in full, subject to the limitations set forth herein.  The exercise of your over-subscription privilege may be limited, however, if there are insufficient shares available, so you may be allocated fewer shares than you subscribed for using your over-subscription privilege.  If the proportionate allocation results in you being allocated a greater number of shares than you subscribed for, then we will allocate to you only that number of shares for which you subscribed.  We will allocate the remaining shares, on the basis described above, among all holders exercising the over-subscription privilege whose over-subscription was not satisfied in the first allocation.  This allocation process will be repeated until all over-subscriptions have been satisfied.  Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share.  Payments in respect of over-subscription rights are due at the time payment is made for the basic subscription right.  Any excess subscription price payments will be returned, without interest or deduction, promptly after the expiration of the rights offering.

Record Date	Close of business on _____, 2016.
Commencement Date of Subscription Period	After 5:00 p.m., New York City time on _____, 2016.
Expiration Date of Subscription Period
5:00 p.m., New York City time on _____, 2016, unless we decide to terminate the rights offering earlier.  We or the subscription agent must actually receive all required documents and payments before that time and date.

Any rights not exercised at or before the applicable time will have no value and expire without any payment to the holders for those unexercised rights.

Subscription Intentions of our Controlling Shareholders; Private Placement
Our controlling shareholders, certain limited partnerships managed by FIMI FIVE 2012 Ltd., who currently hold 39.3% of our voting rights, have informed us that they intend to exercise their basic subscription rights in full and may choose to exercise the over-subscription rights set forth herein, all to such extent that the FIMI partnerships’ holdings do not exceed 50% of our voting rights following the exercise of their subscription rights.

If the exercise of subscription rights causes FIMI partnerships’ holdings to exceed 45% of our voting rights, then in order to comply with Israeli law, such number of ordinary shares exceeding 45% of our voting rights will be issued to the FIMI partnerships in a private placement at a price per share and other terms identical to the terms of this rights offering.  In such case, the issuance of the ordinary shares to FIMI will occur concurrently with the issuance of the shares subscribed for in the rights offering.  We refer to such potential share issuance as the FIMI private placement.

The FIMI private placement was approved by our audit committee and board of directors, and our shareholders approved the FIMI private placement at the 2016 Annual General Meeting that was held on August 8, 2016.

In approving and recommending the FIMI private placement, our audit committee and board of directors determined that the consummation of the FIMI private placement is in the best interest of the company since it significantly increases the likelihood that the rights offerings will be fully subscribed.

Subscription Price	$_____ per right, payable in immediately available funds.
Use of Proceeds
We intend to use the net proceeds from this offering for general corporate purposes focused on growing our business, including through acquisitions or investments in complementary companies or technologies. We do not have any agreement or understanding with respect to any such acquisition or investment at this time. Nor do we currently have specific plans or commitments with respect to the net proceeds from this offering and, accordingly, are unable to quantify the allocation of such proceeds among potential uses. We will have broad discretion in the way that we use the net proceeds of this offering.

Transferability of Subscription Rights	The subscription rights may not be sold or transferred except for being transferable by operation of law.
No Board Recommendation
Our board of directors makes no recommendation to you about whether you should exercise any subscription rights.  You are urged to consult your own financial advisors in order to make an independent investment decision about whether to exercise your subscription rights.  Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our securities.

No Minimum Subscription Requirement	There is no minimum subscription requirement. We will consummate the rights offering regardless of the amount raised from the exercise of rights by the expiration date.
No Revocation	If you exercise any of your basic or over-subscription rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid.
Taxation
For a discussion of material U.S. federal income tax and Israeli tax considerations of the receipt and exercise of the rights and the ownership and disposition of new ordinary shares, please refer to “Material U.S. Federal Income Tax Considerations” and “Certain Israeli Tax Considerations” in this prospectus.

Termination, Cancellation and Amendment
We may terminate or cancel the offering in our sole discretion at any time on or before _____, 2016 for any reason (including, without limitation, a change in the market price of our ordinary shares).  If the offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest or deduction, of all funds received from holders of subscription rights.  Any termination or cancellation of the rights offering will be followed as promptly as practicable by an announcement.

We may not amend or modify the terms of the rights offering, nor can we extend the expiration date of the rights offering.

Procedure for Exercising Rights
If you are the record holder of our ordinary shares registered on our shareholder register maintained by American Stock Transfer & Trust Company, LLC, our transfer agent, not including those ordinary shares held in the name of DTC, to exercise your subscription rights you must complete the subscription rights certificate and deliver it to the subscription agent, American Stock Transfer & Trust Company, LLC, together with full payment for all the subscription rights you elect to exercise.  The subscription agent must receive the proper forms and payments on or before the expiration date.  You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of our ordinary shares and/or hold them through a broker, dealer, bank or other nominee (including a participant of DTC), you should instruct your broker, dealer, bank or other nominee in accordance with the procedures described in the section of this prospectus entitled “The Rights Offering – Methods for Exercising Rights” and “The Rights Offering – Payment of Subscription Price”.

Subscription Agent	American Stock Transfer & Trust Company, LLC
Information Agent	D.F. King & Co. Inc.
Questions
If you have any questions or need further information about the rights offering, please call D.F. King & Co. Inc., toll free at : 877-283-0321, or you may also contact our General Counsel or Chief Financial Officer, at +972-3- 5391490, during their respective normal business hours.

Shares Outstanding on the Date of this Prospectus	16,447,622 shares outstanding as of the date of this prospectus. This amount excludes 1,876,454 ordinary shares issuable upon the exercise of outstanding options and warrants.

Shares Outstanding after Completion of the Rights Offering
________ of our ordinary shares will be outstanding immediately after the completion of the rights offering, assuming full participation in the rights offering (and the FIMI private placement, as applicable).  This amount excludes 1,876,454 ordinary shares issuable upon the exercise of outstanding exercisable options and warrants.

Issuance of Our Ordinary Shares
The issuance of ordinary shares purchased in the rights offering will be made on or about ________, 2016.

American Stock Transfer & Trust Company, LLC will mail certificates representing ordinary shares purchased in the rights to record holders registered on our shareholder register maintained by it promptly after such date.  Beneficial owners of our ordinary shares whose shares are held by a nominee will have any ordinary shares acquired in the rights offering credited to the account of such nominee on such date.

Risk Factors
Investing in our securities involves a high degree of risk.  Shareholders considering making an investment in our securities should consider the risk factors described in the section of this prospectus entitled “Risk Factors.”

Fees and Expenses	We will bear the fees and expenses relating to the rights offering.
Trading
Our ordinary shares are listed on the NASDAQ Global Market under the symbol “MAGS.”   The ordinary shares issued in the rights offering will also be listed for trading on the NASDAQ Global Market.  The subscriptions rights will not be listed for trading on any stock exchange.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk.  Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment.  You should carefully consider the following factors as well as the other information contained in this prospectus and in the other reports that we file with the Securities and Exchange Commission and that we incorporate by reference into this prospectus before deciding to invest in our securities.  This prospectus and statements that we may make from time to time may contain forward-looking information.  There can be no assurance that actual results will not differ materially from our expectations, statements or projections.  Factors that could cause actual results to differ from our expectations, statements or projections include the risks and uncertainties relating to our business described below.  The information in this prospectus is complete and accurate as of the date of this prospectus, but the information may change thereafter.

Risks Related to Our Business

We have a history of operating losses and may not be able to achieve and sustain profitable operations.  We may not have sufficient resources to fund our operations in the future.

Although we reported operating profits in 2015 and 2014 following an operating loss in 2013, we may not be able to achieve and sustain profitable operations in the future.  If we do not generate sufficient cash from operations, we will be required to obtain financing or reduce our level of expenditure or cash balance.  Such financing may not be available in the future, or, if available, may not be on terms favorable to us.  If adequate funds are not available to us, our business, and results of operations and financial condition will be materially and adversely affected.

We depend on large orders from a relatively small number of customers for a substantial portion of our revenues.  The loss of one or more of our key customers could result in a loss of a significant amount of our revenues.

Historically, a relatively small number of customers account for a large percentage of our revenues.   Revenues from the provision of the perimeter security solution to the port of Mombasa, Kenya accounted for 14.2%, 5.7% and 5% of our revenues in 2013, 2014 and 2015, respectively.  The Israeli Ministry of Defense, or the MOD, and the Israeli Defense Forces, or the IDF, have accounted for a significant amount of our revenues. For the years ended December 31, 2013, 2014 and 2015, they accounted for 15%, 14.8% and 13.3% of our revenues, respectively. Revenues from the national electricity company in Latin America, or CFE, accounted for 6.4% and 18.1% of our revenues in 2014 and 2015, respectively.  In 2013, revenues from this customer were less than 1% of our revenues.

The MOD, the IDF or any of our other major continuing customers may not maintain their volume of business with us or, if such volume is reduced, other customers generating similar revenues may not replace the lost business.  Our inability to replace business from large contracts will adversely affect our financial results.  Any unanticipated delays in a large project, changes in customer requirements or priorities during the project implementation period, or a customer’s decision to cancel a project, may adversely impact our operating results and financial performance.  Our programs may also be affected in the future if there is a reduction in Israeli government defense spending for our programs or a change in priorities to purchase products other than ours.  Accordingly, changes in government contracting policies, budgetary constraints and delays or changes in the appropriations process could have an adverse effect on our business, financial condition and results of operations.

Because our sales tend to be concentrated among a small number of customers during any period, our operating results may be subject to substantial fluctuations. Accordingly, our revenues and operating results for any particular quarter may not be indicative of our performance in future quarters, making it difficult for investors to evaluate our future prospects based solely on the results of any one quarter.

Given the nature of our customers and products, we receive relatively large orders for projects from a relatively small number of customers.  Consequently, a single order from one customer may represent a substantial portion of our sales in any one period and significant orders by any customer during one period may not be followed by further orders from the same customer in subsequent periods.  Our sales and operating results are subject to very substantial periodic variations. Since quarterly performance is likely to vary significantly, our results of operations for any quarter or calendar year are not necessarily indicative of the results that we might achieve for any subsequent period.  Accordingly, quarter-to-quarter and year-to-year comparisons of our operating results may not be meaningful.  In addition, we have a limited order backlog that is generally composed of orders that are mostly fulfilled within a period of three to twelve months after receipt, which makes revenues in any quarter substantially dependent upon orders received in prior quarters.

We may be unable to successfully integrate our recent acquisitions to fully realize targeted synergies, revenues and other expected benefits of the acquisitions.

In January 2013, we purchased WebSilicon Ltd., an Israeli cyber security company whose products and services complement our physical security products and services, which later changed its name to CyberSeal Ltd. In April 2014, we acquired a U.S. based fiber-optic technology company which provides advanced solutions for sensing, security, and communication. These solutions include patented fiber-optic sensor technologies, which provide security solutions for military bases, airports, power plants, water treatment facilities, pipelines, secure data networks and other critical infrastructures and high-value assets.  In April 2016, Senstar, our fully owned subsidiary based in Canada, acquired Aimetis, a Canadian-based company headquartered in Waterloo, Ontario, which specializes in intelligent IP video management software (VMS). We paid approximately CAD $19.8 million in cash (including CAD$1.1 million placed in escrow to secure potential indemnity obligations and up to an additional CAD$1.1 million payable in cash, subject to achievement of future performance milestones based on fiscal year 2016 revenues).

Achieving the targeted synergies, such as operating and long-term strategic cost-savings, of the acquisitions will depend in part upon whether we can continue to integrate their businesses and technologies in an efficient and effective manner.  We may not be able to accomplish this integration process smoothly or successfully.  The integration of our respective operations will require the dedication of significant management resources, which may distract management’s attention from day-to-day operations.  Employee uncertainty and lack of focus during the integration process may also disrupt our business and result in undesired employee attrition.  An inability of management to successfully integrate the operations into our business could have a material adverse effect on our business, results of operations and financial condition.

An inability to realize the full extent of, or any of, the anticipated benefits and synergies of the acquisitions, as well as any delays encountered in the integration process, could have an adverse effect on our business, results of operations and financial condition.  Moreover, future acquisitions by us could result in potentially dilutive issuances of our equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to identifiable intangible assets, any of which could materially adversely affect our operating results and financial position.  Acquisitions also involve other risks, including risks inherent in entering markets in which we have no or limited prior experience.

Our revenues depend on government procurement procedures and practices.  A substantial decrease in our customers’ budgets would adversely affect our results of operations.

Our products are primarily sold to governmental agencies, governmental authorities and government-owned companies, many of which have complex and time-consuming procurement procedures.  A substantial period of time often elapses from the time we begin marketing a product until we actually sell that product to a particular customer.  In addition, our sales to governmental agencies, authorities and companies are directly affected by these customers’ budgetary constraints and the priority given in their budgets to the procurement of our products.  A decrease in governmental funding for our customers’ budgets would adversely affect our results of operations.  This risk is heightened during periods of global economic slowdown.

Accordingly, governmental purchases of our systems, products and services may decline in the future as the governmental purchasing agencies may terminate, reduce or modify contracts or subcontracts if:

•	their requirements or budgetary constraints change;

•	they cancel multi-year contracts and related orders if funds become unavailable;

•	they shift spending priorities into other areas or for other products; or

•	they adjust contract costs and fees on the basis of audits.

Any such event may have a material adverse effect on us.

Because competition in our industry is intense, our business, operating results and financial condition may be adversely affected.

The global market for security, safety, site management solutions and products is highly fragmented and intensely competitive.  We compete principally in the market for perimeter intrusion detection systems and turnkey projects and solutions.  Some of our competitors and potential competitors have greater research, development, financial and personnel resources, including governmental support.  We cannot assure you that we will be able to maintain the quality of our products relative to those of our competitors or continue to develop and market new products effectively. Continued competitive pressures could cause us to lose significant market share.

Increased competition and bid protests in a budget-constrained environment may make it more difficult to maintain our financial performance.

A substantial portion of our business is awarded through competitive bidding.  Governments increasingly have relied upon competitive contract award types and multi-award contracts, which has the potential to create pricing pressure and increase our cost by requiring that we submit multiple bids and proposals.  The competitive bidding process entails substantial costs and managerial time to prepare bids and proposals for contracts that may not be awarded to us or may be split among competitors.  Multi award contracts require that we make sustained efforts to obtain task orders under the contract.  Following award, we may encounter significant expenses, delays, contract modifications, or even loss of the contract if our competitors protest or challenge contracts that are awarded to us.

Unfavorable global economic conditions may adversely affect our customers, which directly impact our business and results of operations.

Our business and financial condition is affected by global economic conditions.  For example, starting in late 2008 and lasting through much of 2009, a steep downturn in the global economy sparked by uncertainty in credit markets and deteriorating consumer confidence, reduced technology spending by many organizations.  More recently, credit and sovereign debt issues destabilized certain European economies as well and thereby increased global macroeconomic uncertainties.  Uncertainty about current global economic conditions continues to pose a risk as customers may postpone or reduce spending in response to restraints on credit.  Should the economic slowdown increase and/or companies in our target markets reduce capital expenditures, it may cause our customers to reduce or postpone their capital spending significantly, potentially resulting in reductions in sales of our products, longer sales cycles, collectability delays, non-payment for product, slower adoption of new technologies and increased price competition, each of which could have a material adverse effect on our business, operating results and financial condition.

We may also be required in the future to record impairment charges relating to the carrying value of our intangible assets and goodwill, increase our reserves for doubtful accounts and further write-down our tax assets.  In addition, the fair value of some of our assets may decrease as a result of an uncertain economy and as a result, we may be required to record impairment charges in the future.  If global economic and market conditions or economic conditions in key markets remain uncertain or weaken further, our financial condition and operating results may be materially adversely affected.

We may be adversely affected by our long sales cycles.

We have in the past and expect in the future to experience long time periods between initial sales contacts and the execution of formal contracts for our products and completion of product installations.  The cycle from first contact to revenue generation in our business involves, among other things, selling the concept of our technology and products, developing and implementing a pilot program to demonstrate the capabilities and accuracy of our products, negotiating prices and other contract terms, and, finally, installing and implementing our products on a full-scale basis.  This cycle entails a substantial period of time, sometimes as much as one or more years, and the lack of revenues during this cycle and the expenses involved in bringing new sales to the point of revenue generation may put a substantial strain on our resources. Our business involves significant risks and uncertainties that may not be covered by indemnity or insurance.

Our business involves significant risks and uncertainties that may not be covered by indemnity or insurance.

 A significant portion of our business relates to designing, developing, and manufacturing advanced security, site management and systems and products.  New technologies may be untested or unproven. Failure of some of these products and services could result in extensive loss of life or property damage. Accordingly, we also may incur liabilities that are unique to our products and services. In some, but not all circumstances, we may be entitled to certain legal protections or indemnifications from our customers, either through regulatory protections, contractual provisions or otherwise. The amount of insurance coverage that we maintain may not be adequate to cover all claims or liabilities, and it is not possible to obtain insurance to protect against all operational risks and liabilities.

Substantial claims resulting from an accident, failure of our products or services, or other incident, or liability arising from our products and services in excess of any indemnity and our insurance coverage (or for which indemnity or insurance is not available or not obtained) could adversely impact our financial condition, cash flows, or operating results. Any accident, even if fully indemnified or insured, could negatively affect our reputation among our customers and the public, and make it more difficult for us to compete effectively. It also could affect the cost and availability of adequate insurance in the future.

The market for our products may be affected by changing technology, requirements, standards and products, and we may be adversely affected if we do not respond promptly and effectively to these changes.

The market for our products may be affected by evolving technologies, changing industry standards, changing regulatory environments, new product introductions and changes in customer requirements.  The introduction of products embodying new technologies and the emergence of new industry standards and practices can render existing products obsolete and unmarketable.  Our future success will depend on our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and product features that keep pace with technological developments and emerging industry standards. In the future:

•	we may not be successful in developing and marketing new products or product features that respond to technological change or evolving industry standards;

•	we may experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products and features; or

•	our new products and product features may not adequately meet the requirements of the marketplace and achieve market acceptance.

If we are unable to respond promptly and effectively to changing technologies and market requirements, we will be unable to compete effectively in the future.

Our failure to retain and attract personnel could harm our business, operations and product development efforts.

Our products require sophisticated research and development, marketing and sales and technical customer support.  Our success depends on our ability to attract, train and retain qualified research and development, marketing, sales and technical customer support personnel.  Competition for personnel in all of these areas is intense and we may not be able to hire adequate personnel to achieve our goals or support the anticipated growth in our business.  If we fail to attract and retain qualified personnel, our business, operations and product development efforts would suffer.

Our financial results may be significantly affected by currency fluctuations.

Most of our sales are made in North America, Europe, Africa and Israel.  Our revenues are primarily denominated in dollars, Euros and NIS, while a portion of our expenses, primarily labor expenses, is incurred in NIS and Canadian Dollars.  Additionally, certain assets, especially trade receivables, as well as part of our liabilities are denominated in NIS.  As a result, fluctuations in rates of exchange between the dollar and non-dollar currencies may affect our operating results and financial condition.  The dollar cost of our operations in Israel may be adversely affected by the appreciation of the NIS against the dollar.  In addition, the value of our non-dollar revenues could be adversely affected by the depreciation of the dollar against such currencies.  Foreign currency fluctuations had a positive impact on our results of operations and we recorded foreign exchange income, net of $89,000, $2,331,000 and $969,000, in the years ended December 31, 2013, 2014 and 2015, respectively, we may incur exchange losses in the future.  Our results of operations may continue to be materially affected by currency fluctuations in the future.

Our international operations require us to comply with anti-corruption laws and regulations of various governments and different international jurisdictions, and our failure to comply with these laws and regulations could adversely affect our reputation, business, financial condition and results of operations.

Doing business on a worldwide basis requires us and our subsidiaries to comply with the laws and regulations of various governments and different international jurisdictions, and our failure to successfully comply with these rules and regulations may expose us to liabilities.  These laws and regulations apply to companies, individual directors, officers, employees and agents, and may restrict our operations, trade practices, investment decisions and partnering activities.  In particular, as a company registered with the Securities and Exchange Commission, or the SEC, we are subject to the regulations imposed by the Foreign Corrupt Practices Act, or FCPA.  The FCPA prohibits us from providing anything of value to foreign officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment, and requires companies to maintain adequate record-keeping and internal accounting practices to accurately reflect the transactions of the company.  As part of our business, we deal with state-owned business enterprises, the employees and representatives of which may be considered foreign officials for purposes of the FCPA.  If our efforts to screen third-party agents and detect cases of potential misconduct fail, we could be held responsible for the noncompliance of these third parties under applicable laws and regulations, which may have a material adverse effect on our reputation and our business, financial condition and results of operations.  In addition, some of the international locations in which we operate lack a developed legal system and have elevated levels of corruption.  As a result of the above activities, we are exposed to the risk of violating anti-corruption laws.  We have established policies and procedures designed to assist us and our personnel to comply with applicable U.S. and international laws and regulations.  However, there can be no assurance that our policies and procedures will effectively prevent us from violating these regulations in every transaction in which we may engage, and such a violation could adversely affect our reputation, business, financial condition and results of operations.

We face risks associated with doing business in international markets.

 A large portion of our sales is to markets outside of Israel.  For the years ended December 31, 2013, 2014 and 2015 approximately 77.6%, 78.7% and 80.6%, respectively, of our revenues were derived from sales to markets outside of Israel.  A key component of our strategy is to continue to expand in such international markets.  Our international sales efforts are affected by costs associated with the shipping of our products and risks inherent in doing business in international markets, including:

•	different and changing regulatory requirements in the jurisdictions in which we currently operate or may operate in the future;

•	fluctuations in foreign currency exchange rates;

•	export restrictions, tariffs and other trade barriers;

•	difficulties in staffing, managing and supporting foreign operations;

•	longer payment cycles;

•	difficulties in collecting accounts receivable;

•	political and economic changes, hostilities and other disruptions in regions where we currently sell or products or may sell our products in the future; and

•	seasonal reductions in business activities.

Negative developments in any of these areas in one or more countries could result in a reduction in demand for our products, the cancellation or delay of orders already placed, difficulty in collecting receivables, and a higher cost of doing business, any of which could adversely affect our business, results of operations or financial condition.

We have significant operations in countries that may be adversely affected by political or economic instability, regime replacement, major hostilities or acts of terrorism.

We are a global security company with worldwide operations.  Although approximately 59.7% of our sales in 2015 were generated in Israel, North America and Western Europe, we expect to derive an increasing portion of our sales and future growth from other regions or regime replacements which freeze the activity, budget allocation and execution decisions in these markets until the new regime is setting up, such as Africa or regime replacements which freeze the activity, budget allocation and execution decisions in these markets until the new regime is setting up, such as India, Latin America and Central and Eastern Europe, which may be susceptible to political or economic instability.

Significant portions of our operations are conducted outside the markets in which our products and solutions are manufactured or generally sold, and accordingly, we often export a substantial number of products into such markets.  We may, therefore, be denied access to potential customers or suppliers or denied the ability to ship products from any of our subsidiaries into the countries in which we currently operate or wish to operate, as a result of economic, legislative, political and military conditions, including hostilities and acts of terrorism, in such countries.

Breaches of network or information technology security, natural disasters or terrorist attacks could have an adverse effect on our business.

Cyber-attacks or other breaches of network or information technology (IT) security, natural disasters, terrorist acts or acts of war may cause equipment failures or disrupt our systems and operations. We may be subject to attempts to breach the security of our networks and IT infrastructure through cyber-attacks, malware, computer viruses and other means of unauthorized access.  While we maintain insurance coverage for some of these events, the potential liabilities associated with these events could exceed the insurance coverage we maintain.  A failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation.  To date, we have not been subject to cyber-attacks or other cyber incidents which, individually or in the aggregate, resulted in a material impact to our operations or financial condition.

We may not be able to protect our proprietary technology and unauthorized use of our proprietary technology by third parties may impair our ability to compete effectively.

Our success and ability to compete depend in large part upon protecting our proprietary technology.  We have seven (7) patents and have two (2) patent applications pending.  We also rely on a combination of trade secret and copyright law and confidentiality, non-disclosure and assignment-of-inventions agreements to protect our proprietary technology.  It is our policy to protect our proprietary rights in our products and operations through contractual obligations, including confidentiality and non-disclosure agreements with certain employees, distributors and agents, suppliers and subcontractors.  These measures may not be adequate to protect our technology from third-party infringement, and our competitors may independently develop technologies that are substantially equivalent or superior to ours.  Additionally, our products may be sold in foreign countries that provide less protection to intellectual property than that provided under U.S. or Israeli laws.

Claims that our products infringe upon the intellectual property of third parties may require us to incur significant costs, enter into licensing agreements or license substitute technology.

Third parties may in the future assert infringement claims against us or claims asserting that we have violated a patent or infringed upon a copyright, trademark or other proprietary right belonging to them.  Any infringement claim, even one without merit, could result in the expenditure of significant financial and managerial resources to defend against the claim.  In addition, we purchase components for our turnkey products from independent suppliers.  Certain of these components contain proprietary intellectual property of these independent suppliers.  Third parties may in the future assert claims against our suppliers that such suppliers have violated a patent or infringed upon a copyright, trademark or other proprietary right belonging to them.  If such infringement by our suppliers or us were found to exist, a party could seek an injunction preventing the use of their intellectual property.  Moreover, a successful claim of product infringement against us or a settlement could require us to pay substantial amounts or obtain a license to continue to use such technology or intellectual property.  Infringement claims asserted against us could have a material adverse effect on our business, operating results and financial condition.

Undetected defects in our products may increase our costs and impair the market acceptance of our products.

The development, enhancement and implementation of our complex systems entail substantial risks of product defects or failures.  Despite testing by us and our customers, errors may be found in existing or new products, resulting in delays, loss of revenues, warranty expense, loss of market share, failure to achieve market acceptance, adverse publicity, product returns, loss of competitive position or claims against us by customers.  Any such problems could be costly to remedy and could cause interruptions, delays, or cessation of our product sales, which could cause us to lose existing or prospective customers and could negatively affect our results of operations.  Moreover, the complexities involved in implementing our systems entail additional risks of performance failures.  We may encounter substantial difficulties due to such complexities, which could have a material adverse effect upon our business, financial condition and results of operations.

Systems and information technology interruptions or cyber-attacks could adversely impact our ability to operate.

Our operations rely on computer, information and communications technology and related systems.  From time to time, we may experience system interruptions and delays.  If we are unable to continually add software and hardware, effectively upgrade our systems and network infrastructure and take other steps to improve the efficiency of and protect our systems, our operations could be interrupted or delayed.  Our computer and communications systems and operations could be damaged or interrupted by natural disasters, telecommunications failures, acts of war, terrorism or similar events or disruptions.  Any of these or other events could cause system interruption, delays and loss of critical data, or delay or stoppage of our operations, and adversely affect our operating results.

If subcontractors and suppliers terminate our arrangements with them, or amend them in a manner detrimental to us, we may experience delays in production and implementation of our products and our business may be adversely affected.

We acquire most of the components utilized in our products, including our turnkey solutions, from a limited number of suppliers.  We may not be able to obtain such items from these suppliers in the future or we may not be able to obtain them on satisfactory terms.  Temporary disruptions of our manufacturing operations would result if we were required to obtain materials from alternative sources, which may have an adverse effect on our financial results.  In addition, the installation of our fence mounted vibration detection systems in Israel is outsourced primarily to two subcontractors.  If either or both of such subcontractors were to be unable or unwilling to continue to perform such services, we would have to identify and qualify one or more substitute subcontractors to perform such services.  This could cause delays in the implementation of our fence mounted vibration detection systems in Israel, the costs associated with installing such systems may increase and our business may be adversely affected.

We currently benefit from government programs and tax benefits that may be discontinued or reduced in the future, which would increase our future tax expenses.

We currently benefit from grants and tax benefits under Israeli government programs, which require us to meet specified conditions, including, but not limited to, making specified investments from our equity in fixed assets and paying royalties with respect to grants received.  In addition, some of these programs restrict our ability to manufacture particular products or transfer particular technology outside of Israel.  We also benefit from tax credits pursuant to the Scientific Research and Experimental Development Tax incentive Program in Canada.

If we fail to comply with the conditions imposed by the Israeli law or the Canadian tax program in the future, the benefits we receive could be cancelled and we could be required to refund any payments previously received under these programs, including any accrued interest, or pay increased taxes or royalties.  Such a result would adversely affect our results of operations and financial condition.

 The Israeli government has reduced the benefits available under these programs in recent years and these programs and benefits may be discontinued or curtailed in the future.  In addition, effective as of January 1, 2014 the Canadian CRA announced changes under its program reducing the benefits. If the Israeli or Canadian governments resolve to end these programs and benefits, our business, financial condition, results of operations and net income could be materially adversely affected.

We may fail to maintain effective internal control over financial reporting, which could result in material misstatements in our financial statements.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us and our executives and directors.  Our efforts to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 governing internal controls and procedures for financial reporting have resulted in increased general and administrative expense and a diversion of management time and attention, and we expect these efforts to require the continued commitment of significant resources.  Section 404 of the Sarbanes-Oxley Act requires management’s annual review and evaluation of our internal control over financial reporting in connection with the filing of the annual report on Form 20-F for each fiscal year.  We may identify material weaknesses or significant deficiencies in our internal control over financial reporting.  Failure to maintain effective internal control over financial reporting could result in material misstatements in our financial statements.  Any such failure could also adversely affect the results of our management’s evaluations and annual auditor reports regarding the effectiveness of our internal control over financial reporting.  Failure to maintain effective internal control over financial reporting could result in investigation or sanctions by regulatory authorities and could have a material adverse effect on our operating results, investor confidence in our reported financial information and the market price of our ordinary shares.

Regulations that impose disclosure requirements regarding the use of “conflict” minerals in our products will result in additional cost and expense and could result in other significant adverse effects.

Rules adopted by the SEC implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act impose diligence and disclosure requirements regarding the use of “conflict” minerals mined from the Democratic Republic of Congo and adjoining countries in our products. Compliance with these rules may result in additional cost and expense, including for due diligence to determine and verify the sources of any conflict minerals used in our products, in addition to the cost of remediation and other changes to products, processes, or sources of supply as a consequence of such verification activities.  These rules may also affect the sourcing and availability of minerals used in the manufacture of our products to the extent that there may be only a limited number of suppliers offering “conflict free” metals that can be used in our products.  There can be no assurance that we will be able to obtain such metals in sufficient quantities or at competitive prices.  As our supply chain is complex, we may also face reputational challenges with our customers, stockholders and other stakeholders if we are unable to sufficiently verify the origins of the metals used in our products.  We may also encounter customers who require that all of the components of our products be certified as conflict free.  If we are not able to meet customer requirements, such customers may choose to disqualify us as a supplier, which could impact our sales and the value of portions of our inventory.

Risks Relating to Our Ordinary Shares

Volatility of the market price of our ordinary shares could adversely affect our shareholders and us.

The market price of our ordinary shares has been, and is likely to be, highly volatile and could be subject to wide fluctuations in response to numerous factors, including the following:

•	actual or anticipated variations in our quarterly operating results or those of our competitors;

•	announcements by us or our competitors of technological innovations or new and enhanced products;

•	developments or disputes concerning proprietary rights;

•	introduction and adoption of new industry standards;

•	changes in financial estimates by securities analysts;

•	market conditions or trends in our industry;
•	changes in the market valuations of our competitors;

•	announcements by us or our competitors of significant acquisitions;

•	entry into strategic partnerships or joint ventures by us or our competitors;

•	additions or departures of key personnel;

•	political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events; and

•	other events or factors in any of the countries in which we do business, including those resulting from war, incidents of terrorism, natural disasters or responses to such events.

In addition, the stock market in general, and the market for Israeli companies and homeland security companies in particular, has been highly volatile.  Many of these factors are beyond our control and may materially adversely affect the market price of our ordinary shares, regardless of our performance.  In the past, following periods of market volatility, shareholders have often instituted securities class action litigation relating to the stock trading and price volatility of the company in question.  If we were involved in any securities litigation, it could result in substantial cost to us to defend and divert resources and the attention of management from our business.

We have not distributed dividends in the past.

While we have historically retained our earnings to finance operations and expand our business, we have not determined whether we will maintain such policy for the future.  According to the Israeli Companies Law, a company may distribute dividends out of its profits (as defined by the Israeli Companies Law), provided that there is no reasonable concern that such dividend distribution will prevent the company from paying all its current and foreseeable obligations, as they become due, or otherwise upon the permission of the court.  The declaration of dividends is subject to the discretion of our board of directors and would depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors.  You should not rely on an investment in our company if you require dividend income from your investment.

As a foreign private issuer whose shares are listed on the NASDAQ Global Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements.  We follow Israeli law and practice instead of NASDAQ rules regarding the director nomination process, compensation of executive officers and the requirement that our independent directors have regularly scheduled meetings at which only independent directors are present.

As a foreign private issuer whose shares are listed on the NASDAQ Global Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of The NASDAQ Stock Market Rules.  We follow Israeli law and practice instead of NASDAQ rules regarding the director nomination process, compensation of executive officers and the requirement that our independent directors have regularly scheduled meetings at which only independent directors are present.  As a foreign private issuer listed on the NASDAQ Global Market, we may also follow home country practice with regard to, among other things, the composition of the board of directors and quorum at shareholders’ meetings.  In addition, we may follow home country practice instead of the NASDAQ requirement to obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity-based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company.  A foreign private issuer that elects to follow a home country practice instead of NASDAQ requirements must submit to NASDAQ in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws.  In addition, a foreign private issuer must disclose in its annual reports filed with the SEC, each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement.  Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.

We may in the future be classified as a passive foreign investment company, or PFIC, which will subject our U.S. investors to adverse tax rules.

U.S. Holders (as defined in “Material U.S. Federal income Tax Considerations” in this Prospectus) of our ordinary shares may face U.S. federal income tax risks. There is a risk that we will be treated as a “passive foreign investment company” or PFIC.  Our treatment as a PFIC could result in a reduction in the after-tax return to the holders of our ordinary shares and would likely cause a reduction in the value of such shares.  A foreign corporation will be treated as a PFIC for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income,” or (2) at least 50% of the average value of the corporation’s gross assets produce, or are held for the production of, such types of “passive income.”  For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of trade or business.  For purposes of these tests, income derived from the performance of services does not constitute “passive income”.  If we are treated as a PFIC, U.S. Holders of shares (or rights) would be subject to a special adverse U.S. federal income tax regime with respect to the income derived by us, the distributions they receive from us, and the gain, if any, they derive from the sale or other disposition of their ordinary shares (or rights). In particular, any dividends paid by us, if any, would not be treated as “qualified dividend income” eligible for preferential tax rates in the hands of non-corporate U.S. shareholders.  We believe that we were not a PFIC for the taxable year of 2015.  However, since PFIC status depends upon the composition of our income and the market value of our assets from time to time, there can be no assurance that we will not become a PFIC in any future taxable year.  U.S. Holders should carefully read “Material U.S. Federal income Tax Considerations” and “Certain Israeli Tax Considerations” in this Prospectus and Item 10E. “Additional Information – Taxation” of our Annual Report on Form 20-F for the year ended December 31, 2015 incorporated herein by reference for a more complete discussion of the U.S. federal income tax risks related to owning and disposing of our ordinary shares (or rights).

Risks Relating to Our Location in Israel

Political, economic and military instability in Israel may disrupt our operations and negatively affect our business condition, harm our results of operations and adversely affect our share price.

We are incorporated under the laws of Israel and our principal executive offices, as well as approximately half of our manufacturing and research and development facilities are located in the State of Israel.  As a result, political, economic and military conditions affecting Israel directly influence us.  Any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel could adversely affect our business, financial condition and results of operations.

 Since its establishment in 1948, Israel has been involved in a number of armed conflicts with its Arab neighbors and a state of hostility, varying from time to time in intensity and degree, has continued into 2016.  In recent years, there was an escalation in violence among Israel, Hamas, the Palestinian Authority and other groups, as well as an escalation in terrorist attacks since October 2015 and extensive hostilities along Israel’s border with the Gaza Strip such as the missiles fired from the Gaza Strip into Israel during July-August 2014.  Riots and uprisings in several countries in the Middle East and neighboring regions and armed conflicts, including by ISIS, have also led to severe political instability in several neighboring states and to a decline in the regional security situation. Such instability may affect the local and global economy, could negatively affect business conditions and, therefore, could adversely affect our operations.   To date, these matters have not had any material effect on our business and results of operations; however, the regional security situation and worldwide perceptions of it are outside our control and there can be no assurance that these matters will not negatively affect us in the future.

Furthermore, we could be adversely affected by the interruption or reduction of trade between Israel and its trading partners.  Some countries, companies and organizations continue to participate in a boycott of Israeli companies and others doing business with Israel or with Israeli companies.  As a result, we are precluded from marketing our products to these countries, companies and organizations.  Foreign government defense export policies towards Israel could also make it more difficult for us to obtain the export authorizations necessary for our activities.  Over the past several years there have also been calls in Europe and elsewhere to reduce trade with Israel.  Restrictive laws, policies or practices directed towards Israel or Israeli businesses may have an adverse impact on our operations, our financial results or the expansion of our business.

Our results of operations may be negatively affected by the obligation of our personnel to perform reserve military service.

Many of our employees and some of our directors and officers in Israel are obligated to perform annual reserve duty in the Israeli Defense Forces and may be called for active duty under emergency circumstances at any time.  If a military conflict or war arises, these individuals could be required to serve in the military for extended periods. Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees or a significant number of other employees due to military service.  Any disruption in our operations could adversely affect our business.

The rights and responsibilities of the shareholders are governed by Israeli law and differ in some respects from the rights and responsibilities of shareholders under U.S. law.

We are incorporated under Israeli law.  The rights and responsibilities of holders of our ordinary shares are governed by our Memorandum of Association and Articles of Association and by Israeli law.  These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations.  In particular, a shareholder of an Israeli company has a duty to act in good faith in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters.  Israeli law provides that these duties are applicable in shareholder votes on, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and interested party transactions requiring shareholder approval.  In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company.  However, Israeli law does not define the substance of this duty of fairness.  There is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

Provisions of Israeli law may delay, prevent or make difficult a change of control and therefore depress the price of our shares.

Some of the provisions of Israeli law could discourage potential acquisition proposals, delay or prevent a change in control and limit the price that investors might be willing to pay in the future for our ordinary shares. Israeli corporate law regulates mergers and acquisitions of shares through tender offers, requires approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. Furthermore, Israel tax law treats stock-for-stock acquisitions between an Israeli company and a foreign company less favorably than does U.S. tax law.  For example, Israeli tax law may subject a shareholder who exchanges his ordinary shares for shares in a foreign corporation to immediate taxation or to taxation before his investment in the foreign corporation becomes liquid.  These provisions may adversely affect the price of our shares.

Our shareholders generally may have difficulties enforcing a U.S. judgment against us, our executive officers and directors and some of the experts named in this annual report, or asserting U.S. securities law claims in Israel.

We are incorporated in Israel and all of our executive officers and directors named in this annual report reside outside the United States.  Service of process upon them may be difficult to effect within the United States. Furthermore, since substantially all of our assets and all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or these individuals may not be collectible within the United States and may not be enforced by an Israeli court.  It also may be difficult for you to assert U.S. securities law claims in original actions instituted in Israel.

 There is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act in original actions instituted in Israel.  However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of U.S. courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of those and similar acts.

Risks Relating to the Rights Offering

Because the market prices for our ordinary shares may decline below the share subscription price, you could be committed to buying ordinary shares at a price above the prevailing market price.  In addition, we cannot assure you that the listing and admission to trading of the offered shares on NASDAQ, and thus the offered shares becoming fungible with our existing ordinary shares, will occur when we expect.

Once you exercise your subscription rights, you may not revoke such exercise even if you later learn information that you consider unfavorable to the exercise of your rights.  Should the public trading market prices of ordinary shares decline below the share subscription price after you exercise your rights, you will suffer an immediate unrealized loss as a result and you may not be able to sell ordinary shares purchased in the rights offering at a price equal to or greater than the subscription price.

 Until the offered shares are admitted to listing and trading on NASDAQ, they will not be fungible with our existing ordinary shares currently traded on NASDAQ.  We cannot assure you that the listing and trading on NASDAQ will take place when anticipated.

Subscription rights that are not exercised prior to the end of the share subscription period will expire valueless without any compensation.

The share subscription period is scheduled to commence on ________, 2016 and is to expire at 5:00 p.m. (New York City time) on ________, 2016.  Any subscription rights unexercised at the end of the applicable subscription period will expire valueless without any compensation.

Your interest may be diluted as a result of the rights offering.

Holders of ordinary shares who do not fully exercise their respective subscription rights should expect that they will, at the completion of the rights offering, own a smaller proportional interest, or be entitled to own a smaller proportional interest, in our company than would otherwise be the case had they fully exercised their subscription rights.

Certain of our shareholders beneficially own a substantial percentage of our ordinary shares, which may increase if the offering is completed.

As of the date hereof, FIMI, our controlling shareholder, holds approximately 39.3% of our outstanding ordinary shares. The FIMI partnerships have informed us that they intend to exercise their basic subscription rights in full and may choose to exercise the over-subscription rights set forth herein, all to such extent that the FIMI partnerships’ holdings do not equal or exceed 50% of our voting rights following the exercise of their subscription rights and/or issuance of shares in the FIMI private placement.  This concentration of ownership of our ordinary shares could delay or prevent mergers, tender offers, or other purchases of our ordinary shares that might otherwise give our shareholders the opportunity to realize a premium over the then-prevailing market price for our ordinary shares.  This concentration could also accelerate these same transactions in lieu of others depriving shareholders of opportunities. This concentration of ownership may also cause a decrease in the volume of trading or otherwise adversely affect our share price.

If we terminate the rights offering for any reason, we will have no obligation other than to return subscription monies promptly.

We may decide, in our discretion and for any reason, to cancel or terminate the rights offering at any time prior to ________, 2016.  If the rights offering is terminated, we will have no obligation with respect to rights that have been exercised except to return promptly, without interest or deduction, the subscription monies deposited with the subscription agent or us.  If we terminate the rights offering, all rights will expire worthless.

The subscription price determined for the rights offering is not an indication of the value of our ordinary shares.

The subscription price for the ordinary shares in the rights offering was set by our board of directors and does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value.  You should not consider the subscription price as an indication of the value of our ordinary shares.  After the date of this prospectus, our ordinary shares may trade at prices above or below the subscription price.

We will have broad discretion in the use of the net proceeds from the rights offering and may not use the proceeds effectively.

As set forth in the section entitled “Use of Proceeds” of this prospectus, we intend to use the net proceeds from this offering for general corporate purposes focused on growing our business, including through acquisitions or investments in complementary companies or technologies, although we do not have any agreement or understanding with respect to any such acquisition or investment at this time. We do not currently have specific plans or commitments with respect to the net proceeds from this offering and, accordingly, are unable to quantify the allocation of such proceeds among potential uses. We will have broad discretion in the way that we use the net proceeds of this offering.  While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in the rights offering.  Investors in the rights offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of the rights offering.  Our shareholders may not agree with the manner in which we choose to allocate and spend the net proceeds.

If you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

Holders of record of our ordinary shares who desire to purchase our ordinary shares in the rights offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent or us prior to 5:00 p.m., New York City time, on the expiration date, unless extended.  If you are a beneficial owner of ordinary shares and you wish to exercise your subscription  rights, you must act promptly to ensure that your broker, dealer, bank or other nominee acts for you and that all required forms and payments (to the extent payment is then required by your nominee) are actually received by your broker, dealer, bank or other nominee in sufficient time to exercise the rights granted in the rights offering that you beneficially own on the expiration date, as may be extended.  We will not be responsible if your broker, dealer, bank, or other nominee fails to meet this deadline.

For the subscription procedures that apply to your exercise in the rights offering, see “The Rights Offering – Methods for Exercising Rights”.  If you fail to follow these subscription procedures, we may, depending on the circumstances, reject your subscription or accept it only partially.  Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If, as a result of the exercise of your subscription rights, you reach certain holding thresholds in our ordinary shares, you may be subject to certain regulatory requirements, including disclosure of your shareholdings.

You may be subject to certain regulatory requirements if, as a result of the exercise of your subscription rights, you reach certain holding thresholds of beneficial ownership of our ordinary shares.  For example, if your exercise of subscription rights results in you beneficially owning more than 5% of our ordinary shares, you may be required to file a Schedule 13D or Schedule 13G with the SEC.

You may not receive any or all of the amount of rights for which you over-subscribed.

Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional rights that remain unsubscribed as a result of any unexercised basic subscription rights.  We will allocate the available shares proportionately by calculating the number of rights you properly exercised using your basic subscription rights relative to the number of rights properly exercised using the basic subscription rights by all subscribers who have over-subscribed.  If this allocation results in you being allocated a greater number of shares than you subscribed for, then you will be allocated only that number of shares for which you subscribed, and the remaining shares will be allocated among all other holders exercising the over-subscription privilege on the same basis described above.  This allocation process will be repeated until all shares subscribed for have been allocated.  As a result, you may not receive all of the shares for which you over-subscribed if there are insufficient shares available.  If the prorated amount of rights allocated to you in connection with your over-subscription right is less than your over-subscription request, then the excess funds held by the subscription agent or us on your behalf will be returned to you promptly without interest or deduction and we will have no further obligations to you.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption “Risk Factors” and under similar headings in the other documents that are incorporated by reference into this prospectus.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, except as otherwise required by law.

USE OF PROCEEDS

We estimate that the net proceeds from the rights offering will be approximately $___ million, assuming full participation in the rights offering (and FIMI private placement, as applicable) and after deducting expenses related to the rights offering payable by us estimated at approximately $_____.

We intend to use the net proceeds from this offering for general corporate purposes focused on growing our business, including through acquisitions or investments in complementary companies or technologies. We do not have any agreement or understanding with respect to any such acquisition or investment at this time. Nor do we currently have specific plans or commitments with respect to the net proceeds from this offering and, accordingly, are unable to quantify the allocation of such proceeds among potential uses. We will have broad discretion in the way that we use the net proceeds of this offering.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of March 31, 2016 (i) on an actual basis and (ii) on an as adjusted basis to give effect to the issuance of _____ ordinary shares in the rights offering and, if applicable, the FIMI private placement, assuming the exercise of all of the subscription rights at an assumed subscription price of $_____ per ordinary share with aggregate net proceeds of $______ million, after deducting our payment of estimated offering expenses, and the application of the net proceeds therefrom as described under the heading “Use of Proceeds”.

On April 1, 2016, we acquired Aimetis Corp.   for approximately CAD $19.8 million (approximately USD 15.2 million) in cash (including CAD$1.1 million placed in escrow to secure potential indemnity obligations and up to an additional CAD$1.1 million payable in cash, subject to achievement of future performance milestones based on fiscal year 2016 revenues). This transaction is not reflected in the table below.

The following table should be read in conjunction with our financial statements and related notes, which are incorporated by reference into this prospectus.

	As of March 31, 2016
	Actual	As Adjusted
	(U.S. dollars in thousands) Unaudited

Current:
Cash and cash equivalents	$29,667	$	_____
Short-term bank deposits	7,550		_____
Restricted deposits	256		_____
Total cash and cash equivalents, short-term bank deposits and restricted deposits	$37,473	$

Liabilities:
Total current liabilities	$15,544	$	_____
Total long-term liabilities	2,884		_____
Total liabilities	$18,428	$

Shareholder’s Equity:
Share capital:
Ordinary shares of NIS 1.00 par value; 39,748,000 shares authorized; 16,398,872 shares issued and outstanding, actual: ____ shares issued and outstanding, as adjusted	4,968		_____
Additional paid-in capital	69,956		_____
Accumulated other comprehensive income (loss)	(442)		_____
Foreign currency translation adjustments (Magal’s standalone financial statements)	1,365		_____
Retained earnings (accumulated deficit)	(18,105)		_____

Total Magal shareholders’ equity	$57,742	$	_____
Non-controlling interest	(75)		_____

Total shareholders’ equity	$57,667

Total liabilities and shareholders’ equity	$76,095	$	_____

DIVIDEND POLICY

 We currently intend to retain future earnings for use in our business and do not anticipate paying cash dividends on our ordinary shares in the foreseeable future.  Future dividend distributions are subject to the discretion of our board of directors and will depend on a number of factors, including our operating results, future capital resources available for distribution, capital requirements, financial condition, the tax implications of dividend distributions on our income, future prospects and any other factors our board of directors may deem relevant.

The distribution of dividends also may be limited by Israeli law, which permits the distribution of dividends only out of profits (as defined by the Israeli Companies Law) or otherwise upon the permission of the court, and only if the board of directors determines that such distribution will not jeopardize the ability of the company to repay its debts on the due date thereof.

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares have traded on the NASDAQ Global Market under the symbol “MAGS” since our initial public offering in 1993.  Our ordinary shares also traded on the Tel Aviv Stock Exchange SE from July 1, 2001 to November 30, 2011.

Annual Share Information

The following table sets forth, for each of the years indicated, the high and low market prices of our ordinary shares on the NASDAQ Global Market:

	High	Low
2011	$5.08	$2.20
2012	$5.68	$3.26
2013	$4.93	$3.16
2014	$5.87	$3.38
2015	$5.80	$4.01

Quarterly Share Information

The following table sets forth, for each of the financial quarters in the years indicated, the high and low market prices of our ordinary shares on the NASDAQ Global Market:

	High	Low
2014
First Quarter	$4.32	$3.56
Second Quarter	$4.08	$3.38
Third Quarter	$5.51	$3.43
Fourth Quarter	$5.87	$3.77

2015
First Quarter	$5.80	$4.71
Second Quarter	$5.37	$4.31
Third Quarter	$4.50	$4.01
Fourth Quarter	$5.08	$4.08

2016
First Quarter	$4.97	$4.06
Second Quarter	$5.00	$4.49
Third Quarter (through August 8, 2016)	$5.47	$4.88

Monthly Stock Information

The following table sets forth, for the most recent six months, the high and low market prices of our ordinary shares on the NASDAQ Global Market:

	High	Low

March 2016	$4.97	$4.25
April 2016	$5.00	$4.63
May 2016 `	$4.88	$4.49
June 2016	$4.84	$4.54
July 2016	$5.29	$4.88
August 2016 (through August 8, 2016)	$5.47	$5.23

The last sale price of our ordinary shares on the NASDAQ Global Market on August 8, 2016 was $5.40 per ordinary share.

DILUTION

Purchasers of our ordinary shares in the rights offering and FIMI private placement (as applicable) will experience an immediate dilution of the net tangible book value per ordinary share.  Our net tangible book value as of March 31, 2016 was approximately $52.0 million, or $3.17 per ordinary share (based upon 16,398,872 of our ordinary shares outstanding as of such date).  Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of our ordinary shares outstanding.  Dilution per share equals the difference between the amount per share paid by purchasers of ordinary shares in the rights offering and FIMI private placement (as applicable) and the net tangible book value per ordinary share immediately after the rights offering and FIMI private placement (as applicable).

Based on an assumed offering of a maximum of ________ ordinary shares at an assumed offering price of $_____ per share and after deducting estimated offering expenses payable by us of approximately $_______, and the application of the estimated $_______ million of net proceeds from the rights offering and FIMI private placement (as applicable), our pro forma net tangible book value as of March 31, 2016 would have been approximately $_____, or $_____ per share.  This represents an immediate increase in pro forma net tangible book value to existing shareholders of $_____ per ordinary share and an immediate dilution to purchasers in the rights offering and FIMI private placement (as applicable) of $_____ per ordinary share.

On April 1, 2016,  we acquired Aimetis Corp.  for approximately CAD $19.8 million (approximately USD 15.2 million)  in cash (including CAD$1.1 million placed in escrow to secure potential indemnity obligations and up to an additional CAD$1.1 million payable in cash, subject to achievement of future performance milestones based on fiscal year 2016 revenues). This transaction is not reflected in our net tangible value as of March 31, 2016.

The following table illustrates this per share dilution assuming a fully subscribed rights offering and FIMI private placement (as applicable) of _____ ordinary shares at the assumed subscription price of $_____ per share:

Subscription price			$	_____
Subscription price per share			$	_____
Net tangible book value per ordinary share prior to the rights offering		$3.17
Increase in net tangible book value per ordinary share attributable to the rights offering	$	_____
Pro forma net tangible book value per share after the rights offering			$	_____
Dilution in net tangible book value per share to purchasers			$	_____

SHARE OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of our ordinary shares, as of July 31, 2016, by:

•	each person or entity known by us to own beneficially 5% or more of our outstanding shares;

•	each of our directors and executive officers individually; and

•	all of our executive officers and directors as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power.  The percentage ownership of each such person is based on the number of ordinary shares outstanding as of July 31, 2016 and includes the number of ordinary shares underlying options and warrants that are exercisable within sixty (60) days from the date of July 31, 2016.  Ordinary shares subject to these options and warrants are deemed to be outstanding for the purpose of computing the ownership percentage of the person holding these options and warrants, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.  The information in the table below is based on 16,447,622 ordinary shares outstanding as of July 31, 2016.  Each of our outstanding ordinary shares has identical rights in all respects. The information in the table below with respect to the beneficial ownership of shareholders is based on the public filings of such shareholders with the SEC through August 8, 2016 and information provided to us by such shareholders.  Unless otherwise noted below, each shareholder’s address is Magal Security Systems Ltd., P.O. Box 70, Industrial Zone, Yehud 5621617, Israel.

Name	Number of Shares	Percentage
FIMI Opportunity Five (Delaware), Limited Partnership (1)	3,046,950	18.5%
FIMI Israel Opportunity Five, Limited Partnership(1)	3,414,340	20.8%
BMI Capital Corporation (2)	1,240,937	7.5%
Grace & White, Inc. (3)	1,177,563	7.2%
Gillon Beck	-	-
Barry Stiefel	20,000	*
Liza Zinger	-	-
Jacob Berman	10,000	*
Ron Ben-Haim	-	-
Avraham Bigger	-	-
Moshe Tsabari	-	-
Saar Koursh	-	-
Hagai Katz (4)	110,000	*
Ilan Ovadia (4)	110,000	*
Brian Rich (5)	25,000	*
Doron Kerbel	-	-
Yaniv Shahar	-	-
Ezra Shemesh	-	-
All directors and executive officers as group (14 persons)	275,000	1.7%
_____________
* Less than 1%

(1)	Based on Schedule 13D filed with the SEC on August 7, 2014 and other information available to us. The address of FIMI Opportunity Five (Delaware), Limited Partnership and FIMI Israel Opportunity Five, Limited Partnership is c/o FIMI FIVE 2012 Ltd., Electra Tower, 98 Yigal Alon St., Tel-Aviv 67891, Israel.

(2)	Based solely upon, and qualified in its entirety with reference to, a Schedule 13G filed with the SEC on January 28, 2015. The Schedule 13G indicates that BMI Capital Corporation is a registered investment advisor. The address of BMI Capital Corporation is 570 Lexington Avenue New York, NY 10022.

(3)	Based solely upon, and qualified in its entirety with reference to, a Schedule 13G/A filed with the SEC on February 4, 2016. The Schedule 13G/A indicates that Grace & White, Inc. is a registered investment adviser. The address of Grace & White, Inc. is 515 Madison Avenue, Suite 1700, New York, NY 10022.

(4)	Includes 44,000, 38,500 and 27,500 ordinary shares issuable upon the exercise of currently exercisable options, having an exercise price of $4.35 per share that will expire in March 2017, March 2018 and March 2019, respectively.

(5)	Includes 12,500 and 12,500 ordinary shares issuable upon the exercise of currently exercisable options, having an exercise price of $3.53 per share that will expire in December 2016 and December 2017, respectively.

THE RIGHTS OFFERING

Terms of the Offer

We are distributing at no charge to the holders of our ordinary shares on ________, 2016, which we refer to as the record date, subscription rights to purchase up to an aggregate of ________ of our ordinary shares.  We expect the total subscription price for the rights offered in the rights offering to be at maximum $___ million, assuming full exercise of all the subscription rights, and if necessary, the issuance of our ordinary shares to the FIMI partnerships in the FIMI private placement.  See below for additional information regarding subscription by DTC.

Each shareholder is being issued one subscription right for every _____ ordinary shares owned on the record date.  Each subscription right carries with it a basic subscription right and an over-subscription right.

Each subscription right entitles the holder to purchase, at the subscription price of $______, one ordinary share.

Subscription right holders who fully exercise their basic subscription rights will be entitled to subscribe for additional ordinary shares that remain unsubscribed as a result of any unexercised basic subscription rights. We refer to this as the over-subscription right. You must exercise your rights with respect to the basic subscription right and the over-subscription right at the same time. We will allocate the available shares proportionately by calculating the number of rights you properly exercised using your basic subscription rights relative to the number of rights properly exercised using the basic subscription rights by all subscribers who have over-subscribed. If this allocation results in you being allocated a greater number of shares than you subscribed for, then you will be allocated only that number of shares for which you subscribed, and the remaining shares will be allocated among all other holders exercising the over-subscription privilege on the same basis described above. This allocation process will be repeated until all shares subscribed for have been allocated.

Your subscription rights may only be exercised for whole numbers of ordinary shares; no fractional ordinary shares will be issued in the rights offering.  See below “Fractional Securities.”

The subscription rights are not transferable (except by operation of law), and will not be tradable on any trading market.

You may be subject to certain regulatory requirements if, as a result of the exercise of your subscription rights, you reach certain holding thresholds of beneficial ownership of our ordinary shares.  For example, if your exercise of subscription rights results in you beneficially owning more than 5% of our ordinary shares, you may be required to file a Schedule 13D or Schedule 13G with the SEC.

Subscription rights may be exercised at any time during the subscription period, which commences on ________, 2016 and ends at 5:00 p.m., New York City time, on _________, 2016, the expiration date, unless we decide to terminate the rights offering earlier.  If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a member of DTC), rather than in your own name, and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration of the subscription period in order to ensure timely delivery of a subscription rights certificate reflecting your exercise.  Your nominee will instruct you as to the proper time and form of payment of the subscription price. Any rights not exercised at or before the applicable time will expire without any payment to the holders for those unexercised rights.  See “– Methods for Exercising Rights”.

The subscription rights will be evidenced by subscription rights certificates that will be mailed to shareholders.  The subscription rights will not be tradable on any stock exchange or market.

For purposes of determining the number of rights a holder may acquire in the rights offering, holders whose ordinary shares are held of record by Cede & Co. will be deemed to be the holders of the subscription rights that are issued to Cede & Co.

There is no minimum subscription amount required for consummation of the rights offering.

Allocation and Exercise of Over-Subscription Rights

In order to properly exercise an over-subscription right, a rights holder must: (i) exercise its basic subscription right in full, (ii) indicate on its subscription rights certificate that it submits with respect to the exercise of the rights issued to it how many additional ordinary shares it is willing to acquire pursuant to its over-subscription right and (iii) concurrently deliver the subscription payment related to its over-subscription right at the time it makes payment for its basic subscription right in accordance with the procedures described in this prospectus.

We will allocate the available whole shares proportionately by calculating the number of subscription rights you properly exercised using your basic subscription rights relative to the number of basic subscription rights properly exercised by all subscribers who have over-subscribed. We will seek to honor your over-subscription in full, subject to the limitations set forth herein.  The exercise of your over-subscription privilege may be limited, however, if there are insufficient shares available, including as a result of the FIMI private placement, so you may receive fewer shares than you subscribed for pursuant to your over-subscription privilege. If this allocation results in you being allocated a greater number of shares than you subscribed for, then you will be allocated only that number of shares for which you subscribed, and the remaining shares will be allocated among all other holders exercising the over-subscription privilege on the same basis.  This allocation process will be repeated until all shares subscribed for have been allocated. Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share.

Subscription rights payments for basic subscriptions and over-subscriptions will be deposited upon receipt by the subscription agent or us and held in a segregated account with the subscription agent pending a final determination of the number of ordinary shares to be issued pursuant to the over-subscription right. If the prorated amount of rights allocated to you in connection with your over-subscription right is less than your over-subscription request, then the excess funds held by the subscription agent or us on your behalf will be returned to you promptly without interest or deduction.

Brokers, dealers, banks and other nominee holders of rights, including DTC members, will be required to certify to the subscription agent before any over-subscription right may be exercised with respect to any particular beneficial owner as to (i) the number of rights exercised pursuant to its basic subscription right and (ii) the number of rights subscribed for pursuant to the over-subscription right of such beneficial owner.

We will not offer or sell in connection with the rights offering any ordinary shares that are not subscribed for pursuant to the basic subscription right or the over-subscription right.

Fractional Securities

We will issue only whole numbers of securities in the rights offering.  Accordingly, if you are entitled to receive a fraction of a subscriptions right in the rights offering, we will round down to the nearest whole number.  With respect to ordinary shares registered on our shareholder register maintained by our transfer agent, including those held in the name of DTC, such rounding will be made with respect to each record and beneficial shareholder.

Subscription rights may only be exercised for whole numbers of ordinary shares; no fractional ordinary shares will be issued in the rights offering.

Subscription Intentions of our Controlling Shareholders; Private Placement

Our controlling shareholders, certain limited partnerships managed by FIMI FIVE 2012 Ltd., who currently hold 39.3% of our voting rights, have informed us that they intend to exercise their basic subscription rights in full and may choose to exercise the over-subscription rights set forth herein, all to such extent that the FIMI partnerships’ holdings do not exceed 50% of our voting rights following the exercise of their subscription rights.

If the exercise of subscription rights causes FIMI partnerships’ holdings to exceed 45% of our voting rights, then in order to comply with Israeli law, such number of ordinary shares exceeding 45% of our voting rights will be issued to the FIMI partnerships in a private placement at a price per share and other terms identical to the terms of this rights offering.  In such case, the issuance of the ordinary shares to FIMI will occur concurrently with the issuance of the shares subscribed for in the rights offering.

The FIMI private placement was approved by our audit committee and board of directors, and our shareholders approved the FIMI private placement at the 2016 Annual General Meeting that was held on August 8, 2016.

In approving and recommending the FIMI private placement, our audit committee and board of directors determined that the consummation of the FIMI private placement is in the best interest of the company since it significantly increases the likelihood that the rights offerings will be fully subscribed.

Expiration of the Rights Offering

You may exercise your subscription rights at any time before 5:00 p.m., New York City time on ________, 2016, the expiration date of the rights offering, unless we decide to terminate the rights offering earlier.  We may not extend the expiration date of the rights offering.

If you are a beneficial owner of our ordinary shares and/or hold them through a broker, dealer, bank or other nominee (including a member of DTC), rather than in your own name, and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration of the subscription period in order to ensure timely delivery of a subscription rights certificate reflecting your exercise.  Your nominee will instruct you as to exercising your basic and over-subscription rights and as to the proper time and form of payment of the subscription price. See “Methods for Exercising Rights” for the deadlines and other details regarding exercising subscription rights.

Any rights not exercised at or before the applicable time will have no value and expire without any payment to the holders of those unexercised rights.  We will not be obligated to honor your exercise of subscription rights if the subscription agent or Magal receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Revocation, Termination and Amendment of the Rights Offering

No Revocation.  Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of either your basic or over-subscription rights, even if the market price of our ordinary shares is below the $______ per share subscription price.  You should not exercise your subscription rights unless you are certain that you wish to purchase additional ordinary shares at the proposed subscription price.

Termination; Cancellation.  We may cancel or terminate the rights offering in our sole discretion at any time prior to 5:00 p.m. New York City time on ________, 2016, for any reason (including, without limitation, a change in the market price of our ordinary shares).  If the offering is terminated, all rights will expire and we will promptly arrange for the refund, without interest or deduction, of any funds received from holders of subscription rights. Any cancellation or termination of the rights offering will be followed as promptly as practicable by an announcement.

No Amendments. We may not amend or modify the terms of the rights offering, nor can we extend the expiration date of the rights offering.

Reasons for the Rights Offering; Determination of the Offering Price

We are making the rights offering to strengthen our balance sheet and for general corporate purposes focused on growing our business, including through acquisitions or investments in complementary companies or technologies, although we do not have any agreement or understanding with respect to any such acquisition or investment at this time. We do not currently have specific plans or commitments with respect to the net proceeds from this offering and, accordingly, are unable to quantify the allocation of such proceeds among potential uses. We will have broad discretion in the way that we use the net proceeds of this offering.  Although we believe that the rights offering will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

Our board of directors appointed a special committee to oversee the rights offering and make a recommendation to the board of directors with respect to the terms of the rights offering.  The special committee is composed of three independent member of our board of directors.  The special committee recommended the subscription price to our board of directors, which in turn considered the terms of the rights offering.  In determining the pricing of the rights offering, the special committee and our board of directors considered, among other things, the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our ordinary shares, historical and current trading prices for our ordinary shares, the need for capital and alternatives available to us for raising capital, potential market conditions and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis.  In conjunction with its review of these factors, the special committee and our board of directors reviewed, with the assistance of management and financial and legal advisors, our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and a range of subscription prices compared to market prices in various prior rights offerings.  The subscription price does not necessarily bear any relationship to any other established criteria for value.  You should not consider the subscription price as an indication of value of our company or our ordinary shares.  You should not assume or expect that, after the rights offering, our ordinary shares will trade at or above the subscription price in any given time period.  The market price of our ordinary shares may decline during or after the rights offering, and you may not be able to sell the shares of our ordinary shares purchased during the rights offering at a price equal to or greater than the subscription price.  You should obtain a current quote for our ordinary shares before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.

Subscription Agent

American Stock Transfer& Trust Company, LLC will act as the subscription agent in connection with the rights offering with respect to holders of our ordinary shares, including shares registered in the name of Cede & Co. for the benefit of brokers, dealers, banks and other nominees.  The subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $________ plus reimbursement for all reasonable out-of-pocket expenses related to the rights offering.

Completed subscription rights certificates of such holders must be sent together with full payment of the subscription price for all shares subscribed for through the exercise of the subscription right (including over-subscription rights) to the subscription agent by one of the methods described below:

By Hand, Mail or Overnight Courier:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue, Brooklyn, NY 11219
Attn: Reorganization Department

Delivery to an address other than the address listed above will not constitute valid delivery and, accordingly, may be rejected by us.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents. We will accept only properly completed and duly executed subscription rights certificates actually received at the address listed above, at or prior to 5:00 p.m., New York City time, on ________, 2016. See “Payment of Subscription Price” below.

If you are a beneficial owner of our ordinary shares and/or hold them through a broker, dealer, bank or other nominee (including a participant of DTC), rather than in your own name and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration date of the rights offering in order to ensure timely delivery of a subscription rights certificate reflecting your exercise. Your nominee will instruct you as to the proper time and form of payment of the subscription price.

Information Agent
If you have any questions or need further information about the rights offering, or for additional copies of this prospectus, please contact D.F. King & Co. Inc., our Information Agent for the rights offering, toll free at 877-283-0321.

Methods for Exercising Rights

Rights are evidenced by subscription rights certificates that will be mailed to record date shareholders registered on our shareholder register maintained at American Stock Transfer & Trust Company, LLC or, if a record date shareholder’s ordinary shares are held by a depository or nominee on his, her or its behalf, to such depository or nominee.

Record date shareholders registered on our shareholder register maintained by the subscription agent

Rights of record date shareholders registered on our shareholder register maintained at the subscription agent may be exercised by record holders or such depositories or nominees by completing and signing the subscription rights certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription rights certificate to the subscription agent, together with payment in full (including for over-subscription rights) for the ordinary shares at the subscription price by the expiration date of the rights offering.  Completed subscription rights certificates and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on or before ________, 2016, at the offices of the subscription agent at the address set forth above.

Shareholders whose ordinary shares are held as of the record date by a nominee, such as a broker, dealer, bank or other nominee rather than in their own name, must contact that nominee to exercise their rights sufficiently in advance of the expiration date of the rights offering in order to ensure timely delivery of a subscription rights certificate reflecting their exercise.  In that case, the nominee will complete the subscription rights certificate on behalf of the record date shareholder and arrange for proper payment by one of the methods set forth under “Payment of Subscription Price” below.

Nominee Holders

If you are a broker, a trustee or a depositary for securities that holds our ordinary shares for the account of others as a nominee holder, you should notify the respective beneficial owners of such shares as soon as possible of the issuance of the rights to find out such beneficial owners’ intentions.  You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners.  If the beneficial owner so instructs, you should complete the appropriate subscription certificates.  A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of our ordinary shares on the record date, so long as the nominee submits the appropriate subscription certificates and certifications and proper payment to us.

General

All questions as to the timeliness, validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding.  No alternative, conditional or contingent subscriptions will be accepted.

We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the rights offering or not in proper form or if the acceptance thereof or the issuance of our ordinary shares thereto could be deemed unlawful.  We reserve the right to waive any deficiency or irregularity with respect to any subscription rights certificate.  Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion.  We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Payment of Subscription Price

Record Holders registered on our shareholder register maintained by the subscription agent

If you are a holder of our ordinary shares that is registered on our shareholder register maintained at American Stock Transfer & Trust Company, LLC, you may send the subscription rights certificate together with payment for the rights exercised based on the subscription price of $_____.  To be accepted, the payment, together with a properly completed and executed subscription rights certificate, must be received by the subscription agent at the subscription agent’s office set forth above (see “– Subscription Agent”), at or prior to 5:00 p.m., New York City time, on ________, 2016.

All payments to the subscription agent must be in U.S. dollars by check made payable to American Stock Transfer and Trust Company, LLC or bank wire to:

____________
____________
____________

Payment also may be made by wire transfer to __________, for the benefit of Magal Security Systems Ltd., with reference to the rights holder’s name.

The subscription agent will deposit all funds received prior to the final payment date into a segregated account pending pro-ration and distribution of the ordinary shares.

The method of delivery of subscription rights certificates and payment of the subscription price to the subscription agent will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City time, on ________, 2016.  Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

Whichever of the methods described above is used, issuance of the ordinary shares is subject to collection of checks and actual payment.

If a participating rights holder who subscribes for shares as part of the subscription right or the over-subscription right does not make payment of any amounts due by the expiration date, the subscription agent reserves the right to take any or all of the following actions: (i) reallocate the ordinary shares to other participating rights holders in accordance with the over-subscription right; (ii) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of ordinary shares which could be acquired by such participating rights holder upon exercise of the basic subscription right and any over-subscription right; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for ordinary shares.

Delivery of Share Certificates

Shareholders whose ordinary shares are held of record by Cede & Co. on their behalf or on behalf of their broker, dealer, bank or other nominee that is a DTC participant will have any ordinary shares that they acquire in the rights offering issued in the name of Cede & Co.

With respect to record shareholders, share certificates for ordinary shares will be mailed promptly after the expiration of the rights offering and payment of the subscription price by the individual holder has cleared.

 If You Have Questions

If you have any questions or need further information about the rights offering, or for additional copies of this prospectus or subscription rights certificates, please call D.F. King & Co. Inc., our Information Agent, toll free at 877-283-0321, or, if you are located in Israel, you may also contact our General Counsel or Chief Financial Officer, at +972-3- 5391490, during their respective normal business hours.

PLAN OF DISTRIBUTION

Immediately following the effective date of this prospectus, we will distribute, at no cost, the subscription rights certificates and copies of this prospectus to all holders of record of our ordinary shares on __________, 2016.  If you wish to exercise your subscription rights and purchase our ordinary shares, you should complete the subscription rights certificate and return it, with payment of the subscription price, or follow the procedure for subscription by shareholders whose ordinary shares are held by a nominee, as set forth in “The Rights Offering – Methods for Exercising Rights”.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of 39,748,000 ordinary shares, par value NIS 1.00 each.  All our ordinary shares have the same rights, preferences and restrictions, some of which are detailed below.  At the general meeting of shareholders, our shareholders may, subject to certain provisions detailed below, create different classes of shares, each class bearing different rights, preferences and restrictions.

The rights attached to the ordinary shares are as follows:

Dividends Rights.  Holders of ordinary shares are entitled to participate in the payment of dividends in accordance with the amounts paid‑up or credited as paid up on the nominal value of such ordinary shares at the time of payment (without taking into account any premium paid thereon).  However, under Article 13 of our Articles of Association no shareholder will be entitled to receive any dividends until the shareholder has paid all calls then currently due and payable on each ordinary share held by such shareholder.

The board of directors may declare interim dividends and propose the final dividend with respect to any fiscal year only out of the retained earnings, in accordance with the provisions of the Israeli Companies Law.  Declaration of a final dividend requires the approval by ordinary resolution of our shareholders at a general meeting of shareholders.  Such resolution may reduce but not increase the dividend amount recommended by the board of directors.  Dividends may be paid, in whole or in part, by way of distribution of dividends in kind.

Voting Rights.  Holders of ordinary shares are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders.  Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Generally, resolutions are adopted at the general meeting of shareholders by an ordinary resolution, unless the Israeli Companies Law or our Articles of Association require an extraordinary resolution.  An ordinary resolution, such as a resolution approving the declaration of dividends or the appointment of auditors, requires approval by the holders of a simple majority of the shares represented at the meeting, in person or by proxy, and voting on the matter.  An extraordinary resolution requires approval by the holders of at least 75% of the shares represented at the meeting, in person or by proxy, and voting on the matter.  The primary resolutions required to be adopted by an extraordinary resolution of the general meeting of shareholders are resolutions to:

•	amend the Memorandum of Association or Articles of Association;

•	change the share capital, for example by increasing or canceling the authorized share capital or modifying the rights attached to shares; and

•	approve mergers, consolidations or winding up of our company.

Our Articles of Association do not contain any provisions regarding a classified board of directors or cumulative voting for the election of directors.  Pursuant to our Articles of Association, our directors (except the external directors) are elected at our annual general meeting of shareholders by a vote of the holders of a majority of the voting power represented and voting at such meeting and hold office until the next annual general meeting of shareholders and until their successors have been elected.  All the members of our board of directors (except the external directors) may be reelected upon completion of their term of office.

Rights to Share in the Company’s Profits.  Our shareholders have the right to share in our profits distributed as a dividend or any other permitted distributions.

Liquidation Rights.  Article 111 of our Articles of Association provides that upon any liquidation, dissolution or winding-up of our company, our remaining assets will be distributed pro-rata to our ordinary shareholders.

Redemption.  Under Article 38 of our Articles of Association, we may issue redeemable stock and redeem the same.

Capital Calls.  Under our memorandum of association and the Israeli Companies Law, the liability of our shareholders is limited to the par value of the shares held by them.

Modifications of Share Rights

The rights attached to a class of shares may be altered by an extraordinary resolution of the general meeting of shareholders, provided the holders of 75% of the issued shares of that class approve such change by the adoption of an extraordinary resolution at a separate meeting of such class, subject to the terms of such class.  The provisions of the Articles of Association pertaining to general meetings of shareholders also apply to a separate meeting of a class of shareholders.  Shares which confer preferential or subordinate rights relating to, among other things, dividends, voting, and payment of capital may be created only by an extraordinary resolution of the general meeting of shareholders.

General Meetings of Shareholders

Under the Israeli Companies Law, a company must convene an annual meeting of shareholders at least once every calendar year and within 15 months of the last annual meeting.  Depending on the matter to be voted upon, notice of at least 21 days or 35 days prior to the date of the meeting is required.  Our board of directors may, in its discretion, convene additional meetings as “special general meetings.”  In addition, the board must convene a special general meeting upon the demand of two of the directors, 25% of the nominated directors, one or more shareholders having at least 5% of the outstanding share capital and at least 1% of the voting power in the company, or one or more shareholders having at least 5% of the voting power in the company.

A shareholder present, in person or by proxy, at the commencement of a general meeting of shareholders may not seek the cancellation of any proceedings or resolutions adopted at such general meeting of shareholders on account of any defect in the notice of such meeting relating to the time or the place thereof.  Shareholders who are registered in our register of shareholders at the record date may vote at the general meeting of shareholders.  The record date is set in the resolution to convene the general meeting of shareholders, provided, however, that such record date must be between 14 to 21 days or, in the event of a vote by ballots, between 28 to 40 days prior the date the general meeting of shareholders is held.

The quorum required for a general meeting of shareholders consists of at least two record shareholders, present in person or by proxy, who hold, in the aggregate, at least one third of the voting power of our outstanding shares.  A general meeting of shareholders will be adjourned for lack of a quorum after half an hour from the time appointed for such meeting to the same day in the following week at the same time and place or any other time and place as the board of directors designates in a notice to the shareholders.  At such reconvened meeting, if a quorum is not present within half an hour from the time appointed for such meeting, two or more shareholders, present in person or by proxy, will constitute a quorum.  The only business that may be considered at an adjourned general meeting of shareholders is the business that might have been lawfully considered at the general meeting of shareholders originally convened and the only resolutions that may be adopted are the resolutions that could have been adopted at the general meeting of shareholders originally convened.

Limitations on the Right to Own Our Securities

Neither our Memorandum or Articles of Association nor the laws of the State of Israel restrict in any way the ownership or voting of our ordinary shares by non-residents, except that the laws of the State of Israel may restrict the ownership of ordinary shares by residents of countries that are in a state of war with Israel.

Provisions Restricting a Change in Control of Our Company

The Israeli Companies Law requires that mergers between Israeli companies be approved by the board of directors and general meeting of shareholders of both parties to the transaction.  The approval of the board of directors of both companies is subject to such boards’ confirmation that there is no reasonable doubt that after the merger the surviving company will be able to fulfill its obligations towards its creditors.  Each company must notify its creditors about the contemplated merger.  Under our Articles of Association, such merger must be approved by a resolution of the shareholders, by a majority of 75% of the shares represented and voting at the general meeting.  The approval of the merger by the general meetings of shareholders of the companies is also subject to additional approval requirements as specified in the Israeli Companies Law and regulations promulgated thereunder.  For purposes of the shareholders’ approval, the merger will not be deemed as granted unless the court determines otherwise, if it is not supported by the majority of the shares represented at the general meeting, other than those shares that are held by the other party to the merger or by any shareholder holding 25% or more of the outstanding share capital of Magal or the right to appoint 25% or more of the members of the board of directors.

The Israeli Companies Law also provides that an acquisition of shares of a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company and there is no existing 25% or greater shareholder in the company.  An acquisition of shares of a public company must also be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company and there is no existing 45% or greater shareholder in the company.  These requirements do not apply if the acquisition (i) was made through a private placement that received shareholder approval, (ii) was from a 25% shareholder of the company and resulted in the acquirer becoming a 25% shareholder of the company or (iii) was from a 45% shareholder of the company and resulted in the acquirer becoming a 45% shareholder of the company.  The special tender offer must be extended to all shareholders but, the offer may include explicit limitations allowing the offeror not to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders.  The special tender offer may be effected only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of the outstanding shares, the acquisition must be made by means of a tender offer for the entire outstanding shares.  In such event, if less than 5% of the outstanding shares are not tendered in the tender offer, all the shares of the company will be deemed as tendered and sold.  However, if more than 5% of the outstanding shares are not tendered in the tender offer, then the acquirer may not acquire any shares at all.  The law provides for appraisal allowing any shareholder to file a motion to the court within six months following the consummation of a full tender offer.  However, in the event of a full tender offer, the offeror may determine that any shareholder who accepts the offer will not be entitled to appraisal rights.  Such determination will be effective only if the offeror or the company has timely published all the information that is required to be published in connection with such full tender offer pursuant to all applicable laws.

In addition, the purchase of 25% or more of the outstanding share capital of a company or the purchase of substantial assets of a company requires, under certain conditions, the approval of the Restrictive Practices Authority.  Furthermore, if the target company has received tax incentives of grants from the Office of the Chief Scientist, changes in ownership may require also the approval of the tax authorities or the Office of the Chief Scientist, as applicable.

Finally, in general, Israeli tax law treats stock-for-stock acquisitions less favorably than does U.S. tax law.  Israeli tax law has been amended to provide for tax deferral in specified acquisitions, including transactions where the consideration for the sale of shares is the receipt of shares of the acquiring company.  Nevertheless, Israeli tax law may subject a shareholder who exchanges his ordinary shares for shares in a foreign corporation to immediate taxation or to taxation before his investment in the foreign corporation becomes liquid, although in the case of shares of a foreign corporation that are traded on a stock exchange, the tax may be postponed subject to certain conditions.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain  material U.S. federal income tax consequences to U.S. Holders of the receipt, exercise and disposition of rights, and of owning and disposing of ordinary shares issued upon the exercise of the rights (“new ordinary shares”), but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular investor. This discussion applies only to U.S. Holders that hold our existing ordinary shares and will hold the rights and the new ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including alternative minimum tax consequences and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities that use a mark-to-market method of accounting;

•	persons holding rights or new ordinary shares as part of a hedge, straddle, conversion transaction or integrated transaction;

•	persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	persons who own or are deemed to own 10% or more of our voting shares; or

•	persons holding existing ordinary shares, rights or new ordinary shares in connection with a trade or business conducted outside the United States.

If a partnership holds the existing ordinary shares, rights or new ordinary shares, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the tax treatment of the partnership. Partnerships holding existing ordinary shares, rights or new ordinary shares and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the receipt, exercise and disposition of the rights and of owning and disposing of new ordinary shares.

This summary is based upon the tax laws of the United States including the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between Israel and the United States (the “Treaty”), all as of the date hereof, and any of which could be subject to change, possibly with retroactive effect.

A “U.S. Holder” is a person that is eligible for the benefits of the Treaty and is, for U.S. federal income tax purposes, a beneficial owner of existing ordinary shares that is one of the following:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial a trust if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

U.S. Holders are urged to consult their tax advisors as to the U.S. federal, state, local and non-U.S. tax consequences of the receipt of rights, the exercise or disposition of rights and of owning and disposing of new ordinary shares in their particular circumstances.

Except as described below, this discussion assumes that we are not, and will not become, a PFIC for any taxable year.

Taxation of the Rights

Receipt of the Rights

The receipt of the rights by a U.S. Holder of existing ordinary shares pursuant to the rights offering will be treated as a non-taxable distribution with respect to the existing ordinary shares for U.S. federal income tax purposes.

If on the date of distribution, the fair market value of the rights is less than 15% of the fair market value of the existing ordinary shares with respect to which the rights were distributed, the rights will be allocated a zero basis for U.S. federal income tax purposes, unless the U.S. Holder affirmatively elects to allocate basis in proportion to the relative fair market values of its existing ordinary shares and the rights received (determined on the date of distribution). This irrevocable election must be made in a U.S. Holder’s U.S. federal income tax return for the taxable year in which the rights are received, and will apply to all rights received by the U.S. Holder pursuant to the rights offering.

If on the date of distribution the fair market value of the rights is at least 15% of the fair market value of the existing ordinary shares with respect to which the rights are distributed, the basis of the U.S. Holder’s ordinary shares must be allocated between its existing ordinary shares and the rights in proportion to their fair market values (determined on the date of distribution).

Exercise of the Rights

The exercise of a right by a U.S. Holder should not be a taxable transaction for U.S. federal income tax purposes. The U.S. Holder’s tax basis in new ordinary shares received upon exercise of the rights should equal the subscription price and the U.S. Holder’s tax basis, if any, in the exercised rights. The holding period for the new ordinary shares received will begin on the day the underlying rights are exercised.

Sale or Other Taxable Disposition of the Rights

For U.S. federal income tax purposes, gain or loss realized on a sale or other taxable disposition of rights by the U.S. Holder will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the rights is more than one year. For these purposes, the holding period for the rights will include the holding period of the existing ordinary shares with respect to which the rights were distributed. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the rights disposed of and the U.S. Holder’s amount realized on the disposition. Such gain or loss will generally be U.S. source gain or loss for foreign tax credit purposes.

Expiration of the Rights

If a U.S. Holder allows rights to expire without exercising them, the rights will be deemed to have a zero basis and, therefore, the U.S. Holder will not recognize any loss upon the expiration of the rights. Any tax basis from existing ordinary shares that was allocated to the lapsed rights will be reallocated back to such existing ordinary shares.

Taxation of the New Ordinary Shares

Taxation of Distributions

Distributions paid on the new ordinary shares, other than certain pro rata distributions of ordinary shares, or rights to purchase ordinary shares will generally be treated as dividends to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Since we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, U.S. Holders will generally be required to treat all distribution made with respect to new ordinary shares as taxable dividends and include them in income on the date of receipt. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders will be taxable at favorable rates applicable to long-term capital gains (currently 20%). The dividend income will include any amounts withheld by us or our paying agent in respect of Israeli taxes. The dividend will be treated as foreign-source income and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code.

Dividends paid in NIS will be included in a U.S. Holder’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt of the dividend, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

Subject to applicable limitations that vary depending upon a U.S. Holder’s particular circumstances, Israeli taxes withheld from dividends at a rate not exceeding the applicable rate provided by the Treaty may be creditable against the U.S. Holder’s U.S. federal income tax liability. Israeli taxes withheld in excess of the applicable rate allowed by the Treaty will not be eligible for credit against a U.S. Holder’s federal income tax liability. The limitation on foreign tax credit is calculated separately with respect to specific classes of income. Instead of claiming a credit, a U.S. Holder may, at the U.S. Holder’s election, deduct the otherwise creditable foreign taxes in computing the taxable income for the year, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisors regarding the availability of foreign tax credits and the deductibility of foreign taxes in their particular circumstances.

Sale and Other Disposition of the New Ordinary Shares

Gain or loss realized on the sale or other disposition of the new ordinary shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the new ordinary shares for more than one year. The amount of gain or loss will equal the difference between the U.S. Holder’s tax basis in the new ordinary shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Rules

We believe that we were not a PFIC for U.S. federal income tax purposes for the taxable year of 2015 and do not expect to be a PFIC in 2016. However, since PFIC status depends upon the composition of our income and assets and the market value of our assets from time to time, there can be no assurance that we have not been a PFIC in prior taxable years or that we will not be considered a PFIC for any future taxable year. If we were a PFIC for any taxable year during which a U.S. Holder owned an ordinary share (and under proposed Treasury regulations, a right), certain adverse consequences could apply to the U.S. Holder. Specifically, gain recognized by a U.S. Holder on a sale or other disposition of such ordinary share (or right) would be allocated ratably over the U.S. Holder’s holding period for the ordinary share (or right). The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the resulting tax liability. Further, any distribution in excess of 125% of the average of the annual distributions received by the U.S. Holder on our ordinary shares during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, would be subject to taxation as described immediately above. In addition, if we were a PFIC for a taxable year in which we pay a dividend (or the prior taxable year), the favorable dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply. Certain elections (such as a mark-to-market election) may be available to U.S. Holders and may result in alternative tax treatment. If we were a PFIC for any taxable year in which a U.S. Holder owned our shares, the U.S. Holder would generally be required to file annual returns with the Internal Revenue Service, or the IRS, on IRS Form 8621.

Transfer Reporting Requirements

A U.S. Holder that subscribes for new ordinary shares may be required to file IRS Form 926 with the IRS if the aggregate subscription price paid by the U.S. Holder, when aggregated with all transfers of cash made by the U.S. Holder (or any related person) to us within the preceding twelve-month period, exceeds 100,000 U.S. dollars (or its foreign currency equivalent) and certain other conditions are met. U.S. Holders that are required to file Form 926, but fail to do so, could be subject to substantial penalties. U.S. Holders should consult their tax advisors to determine whether they are subject to any Form 926 filing requirements.

Net Investment Income Surtax

Individuals, trusts and estates that have income exceeding certain thresholds are subject to a 3.8% surtax on their net investment income, which would include dividends on and any gain from the disposition of ordinary shares.

Information Reporting and Backup Withholding

Payment of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless (i) the U.S. Holder is a corporation or other exempt recipient and certifies its status as such, or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that the U.S. Holder is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders who are individuals (and under proposed Treasury regulations, certain entities controlled by individuals) may be required to report on IRS Form 8983 information relating to their holdings of our securities, subject to certain exceptions (including an exception for securities held in accounts maintained by U.S. financial institutions). U.S. Holders should consult their tax advisers regarding the application of these rules in the U.S. Holders’ particular circumstances.

CERTAIN ISRAELI TAX CONSIDERATIONS

The following are the material Israeli income tax consequences to the holders described below of the receipt and exercise and disposition of rights, and of owning and disposing of ordinary shares issued upon the exercise of the rights (“new ordinary shares”), but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s investment decision.  This discussion applies only to holders that hold our existing ordinary shares and will hold the rights and the new ordinary shares as capital assets for Israeli income tax purposes.  In addition, it does not describe all of the tax consequences that may be relevant in light of the holder’s particular circumstances.  To the extent that the discussion is based on new tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the tax authorities will accept the views expressed in the discussion in question.

The Distribution and Exercise of the Subscription Rights

We do not believe that the receipt and exercise of your subscription rights will be taxable; however, no tax ruling from the Israeli Income Tax Authority will be sought for the rights offering.

Capital Gains Tax

Israeli law generally imposes a capital gains tax on the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of capital assets (or rights to capital assets) located in Israel, including shares of Israeli companies by non-residents of Israel and disposition of subscription rights, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise.  The law distinguishes between real gain and inflationary surplus.  The inflationary surplus is a portion of the total capital gain that is equivalent to the increase of the relevant asset’s purchase price which is attributable to the increase in the Israeli consumer price index, or a foreign currency exchange rate, between the date of purchase and the date of sale. The real gain is the excess of the total capital gain over the inflationary surplus.

Non-Israeli Residents

Non-Israeli residents are generally exempt from Israeli capital gains tax on any gains derived from the sale of securities of Israeli companies publicly traded on the Tel Aviv Stock Exchange or on a recognized stock exchange outside of Israel, such as NASDAQ, provided however that such shareholders did not acquire their securities prior to an initial public offering and that the gains did not derive from a permanent establishment of such shareholders in Israel.  However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of more than 25% in such non-Israeli corporation, or (ii) are the beneficiaries or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In certain instances where our shareholders may be liable for Israeli tax on the sale of their securities, the payment of the consideration may be subject to the withholding of Israeli tax at the source.

In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with respect to Taxes on Income, as amended, or the U.S.-Israel Tax Treaty, the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty and who is entitled to claim the benefits afforded to such person by the U.S.-Israel Tax Treaty generally will not be subject to Israeli capital gains tax unless such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the 12-month period preceding such sale, exchange or disposition, subject to particular conditions, or unless capital gains from such sale, exchange or disposition can be allocated to a permanent establishment in Israel.  In such case, the Treaty U.S. Resident would be subject to Israeli tax, to the extent applicable; however, under the U.S.-Israel Tax Treaty, such Treaty U.S. Resident may be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S.-Israel Tax Treaty does not relate to U.S. state or local taxes.

Taxation of Non-Residents on Dividend Distributions

Non-residents of Israel are subject to income tax on income accrued or derived from sources in Israel. Israeli source of income includes passive income such as dividends.  On distributions of dividends other than bonus shares or stock rights distributions, income tax is generally withheld at source at the rate of 25% unless a different rate is provided in a treaty between Israel and the shareholder’s country of residence.

 Under the U.S.-Israel Tax Treaty, such tax rate may be reduced to 12.5% if the shareholder is a U.S. corporation and holds at least 10% of our issued voting power during the part of the tax year that precedes the date of payment of the dividend and during the whole of its prior tax year, and provided not more than 25% of our gross income consists of interest or dividends, other than dividends or interest received from subsidiary corporations or corporations 50% or more of the outstanding shares of the voting stock of which is owned by us.

EXPENSES ASSOCIATED WITH THE RIGHTS OFFERING

We have agreed to pay all of the expenses incidental to the rights offering, including, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants and transfer agent and subscription agent fees.  We estimate that the expenses for the rights offering will be approximately $239,000.  The following table sets forth the various expenses expected to be incurred by us in connection with the rights offering.  All amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$3,000
Printing, EDGAR and mailing fees	20,000
Legal fees and expenses	125,000
Accounting fees and expenses	65,000
Subscription agent fees and expenses	13,000
Information agent fees and expenses	7,000
Miscellaneous expenses	6,000
Total expenses	$239,000

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Non-residents of Israel who purchase our ordinary shares may freely convert all amounts received in Israeli currency in respect of such ordinary shares, whether as a dividend, liquidation distribution or as proceeds from the sale of the ordinary shares, into freely-repatriable non-Israeli currencies at the rate of exchange prevailing at the time of conversion (provided in each case that the applicable Israeli income tax, if any, is paid or withheld).

Until May 1998, Israel imposed extensive restrictions on transactions in foreign currency. These restrictions were largely lifted in May 1998.  Since January 1, 2003, all exchange control restrictions have been eliminated (although there are still reporting requirements for foreign currency transactions).  Legislation remains in effect, however, pursuant to which currency controls can be imposed by administrative action at any time.

 The State of Israel does not restrict in any way the ownership or voting of our ordinary shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

LEGAL MATTERS

The validity of the securities offered hereby and other legal matters concerning the rights offering relating to Israeli law will be passed upon for us by Naschitz, Brandes, Amir & Co., Tel Aviv, Israel.  Certain legal matters relating to United States law will be passed upon for us by Carter Ledyard & Milburn LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2015 and 2014 and for each of the three years ended December 31, 2015 included in our Annual Report on Form 20-F for the year ended December 31, 2015 and incorporated herein by reference, have been audited by Kost Forer Gabbay and Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon dated March 29, 2015 incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Aimetis Corp. as of and for the year ended December 31, 2015, included in our Report on Form 6-K submitted to the SEC on August 3, 2016 and incorporated in this Prospectus, have been audited by Deloitte LLP, independent auditors, as stated in their report incorporated by reference herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, in our Reports on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein and as disclosed in this prospectus, no reportable material changes have occurred since December 31, 2015.

WHERE YOU CAN FIND MORE INFORMATION;
 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which means that we are required to file annual and periodic reports and other information with the SEC.  You may read and copy any materials that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, NE, Washington D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding us that we file electronically with the SEC.  In addition, we make available, without charge, through our website, www.magal-S3.com, electronic copies of various filings with the SEC, including copies of our Annual Report on Form 20-F.  The information on our website is not and should not be considered part of this prospectus and is not incorporated into this prospectus by reference.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents filed separately with the SEC.  The information we incorporate by reference is an important part of this prospectus.  We are incorporating by reference in this prospectus the documents listed below, all of which we have previously filed with the SEC.

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2015;

•
Our Reports on Form 6-K furnished to the SEC on April 1, 2016, May 10, 2016, May 24, 2016, May 31, 2016, July 1, 2016, July 8, 2016, August 3, 2016, August 8, 2016 (two reports), and August 9, 2016; and

•	The description of our ordinary shares contained in our Annual Report on Form 20-F for the year ended December 31, 2015.

Any statement contained in a document that is incorporated by reference into this prospectus will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement.  Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

We will provide a copy of any or all of the reports or filings that we have incorporated in this prospectus at no cost, by writing or telephoning us at the following address or telephone number:

Magal Security Systems Ltd.
P.O. Box 70, Industrial Zone
Yehud 56100, Israel
Attention: Ilan Ovadia
 Tel: (972)(3)539-1444

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, all of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, because substantially all of our assets, all of our directors and officers and the Israeli experts named in this prospectus are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

 We have been informed by our legal counsel in Israel, Naschitz, Brandes, Amir & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws if they determine that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim.  There is little binding case law in Israel addressing these matters.  If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process.  Certain matters of procedure will be governed by Israeli law.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a final U.S. judgment in a civil matter, including judgments based upon the civil liability provisions of the U.S. securities laws and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment is enforceable in the state in which it was given;

•	the judgment was rendered by a court of competent jurisdiction under the rules of private international law prevailing in Israel;

•	the laws of the state in which the judgment was given provides for the enforcement of judgments of Israeli courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

•	the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the State of Israel;

•	the judgment was not obtained by fraudulent means and does not conflict with any other valid judgment in the same matter between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

We have irrevocably appointed our U.S. subsidiary, Senstar Inc., as our agent to receive service of process in any action against us in any federal court or court of the State of Delaware arising out of offerings pursuant to this prospectus.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rate fluctuations.

MAGAL SECURITY SYSTEMS LTD.

 SUBSCRIPTION RIGHTS TO PURCHASE UP TO _________ SHARES

____________________________

PROSPECTUS

 ____________________________

You should rely only on the information incorporated by reference or provided in this prospectus.  We have not authorized anyone to provide you with different information.  We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

__________, 2016

PART II
 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.     Indemnification of Directors and Officers

Exculpation of Office Holders

The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his or her fiduciary duty.  If permitted by its articles of association, a company may exculpate in advance an office holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care.  However, a company may not exculpate in advance a director from his or her liability to the company with respect to a breach of his duty of care in the event of distributions.

Office Holders’ Insurance

Israeli law provides that a company may, if permitted by its articles of association, enter into a contract to insure its office holders for liabilities incurred by the office holder with a respect to an act performed in his or her capacity as an office holder, as a result of: (i) a breach of the office holder’s duty of care to the company or another person; (ii) a breach of the office holder’s fiduciary duty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that the act would not prejudice the company’s interests; and (iii) a financial liability imposed upon the office holder in favor of another person.

Indemnification of Office Holders

Under Israeli law a company may, if permitted by its articles of association, indemnify an office holder for acts performed by the office holder in such capacity for (i) a monetary liability imposed upon the office holder in favor of another person by any court judgment, including a settlement or an arbitration award approved by a court; (ii) reasonable litigation expenses, including attorney’s fees, actually incurred by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder or the imposition of any monetary liability in lieu of criminal proceedings, or concluded without the filing of an indictment against the office holder and a monetary liability was imposed on him or her in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and (iii) reasonable litigation expenses, including attorneys’ fees, actually incurred by the office holder or imposed upon the office holder by a court: in an action, suit or proceeding brought against the office holder by or on behalf of the company or another person, or in connection with a criminal action in which the office holder was acquitted, or in connection with a criminal action in which the office holder was convicted of a criminal offence that does not require proof of criminal intent.

Israeli law provides that a company’s articles of association may permit the company to (a) indemnify an office holder retroactively, following a determination to this effect made by the company after the occurrence of the event in respect of which the office holder will be indemnified; and (b) undertake in advance to indemnify an office holder, except that with respect to a monetary liability imposed on the office holder by any judgment, settlement or court-approved arbitration award, the undertaking must be limited to types of occurrences, which, in the opinion of the company’s board of directors, are, at the time of the undertaking, foreseeable due to the company’s activities and to an amount or standard that the board of directors has determined is reasonable under the circumstances.

Limitations on Exculpation, Insurance and Indemnification

The Israeli Companies Law provides that neither a provision of the articles of association permitting the company to enter into a contract to insure the liability of an office holder, nor a provision in the articles of association or a resolution of the board of directors permitting the indemnification of an office holder, nor a provision in the articles of association exculpating an office holder from duty to the company shall be valid, where such insurance, indemnification or exculpation relates to any of the following: (i) a breach by the office holder of his fiduciary duty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company; (ii) a breach by the office holder of his duty of care if such breach was committed intentionally or recklessly, unless the breach was committed only negligently; (iii) any act or omission done with the intent to unlawfully yield a personal benefit; or (iv) any fine or forfeiture imposed on the office holder.

Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our audit committee and board of directors and, if the office holder is a director, also by our shareholders.

Our Articles of Association allow us to insure, indemnify and exempt our office holders to the fullest extent permitted by Israeli law.  We maintain a directors’ and officers’ liability insurance policy with a per claim and aggregate coverage limit of $20 million, including legal costs incurred in Israel.  In addition, our audit committee, board of directors and shareholders resolved to indemnify our office holders, pursuant to a standard indemnification agreement that provides for indemnification of an office holder in an amount up to $5 million.  To date, we have provided letters of indemnification to all of our officers and directors.

Item 7.     Recent Sales of Unregistered Securities.

During the preceding three years prior to the date of this prospectus, we have not offered and sold securities without registration under the Securities Act of 1933, as amended, or the Securities Act.

FIMI Private Placement

Our controlling shareholders, certain limited partnerships managed by FIMI FIVE 2012 Ltd., who currently hold 39.3% of our voting rights, have informed us that they intend to exercise their basic subscription rights in full and may choose to exercise the over-subscription rights set forth herein, all to such extent that the FIMI partnerships’ holdings do not exceed 50% of our voting rights following the exercise of their subscription rights.

If the exercise of subscription rights causes FIMI partnerships’ holdings to exceed 45% of our voting rights, then in order to comply with Israeli law, such number of ordinary shares exceeding 45% of our voting rights will be issued to the FIMI partnerships in a private placement at a price per share and other terms identical to the terms of this rights offering.  In such case, the issuance of the ordinary shares to FIMI will occur concurrently with the issuance of the shares subscribed for in the rights offering.

We believe that the offer and sale of the securities (if eventually completed) are exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act.  No underwriter or underwriting discount or commission will be involved in the transaction.

Item 8.     Exhibits and Financial Statement Schedules

Exhibit No.	Description of Exhibit
3.1	Memorandum of Association of the Registrant (1)
3.2	Articles of Association of the Registrant (2)
3.4	Specimen of Ordinary Share Certificate (3)
4.1	Form of Subscription Rights Certificate to Purchase Rights for Ordinary Shares of Magal Security Systems Ltd.
4.2	Subscription Agent Agreement*
4.3	Form of Instructions as to Use of Subscription Rights Certificates
4.4	Form of Letter to Registered Holders
4.5	Form of Letter to Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees
4.6	Form of Letter to Clients of Nominee Holders
4.7	Form of Beneficial Owner Election Form
4.8	Form of Nominee Holder Certification
5.1	Opinion of Naschitz, Brandes, Amir & Co., Advocates
10.1	Share Purchase Agreement, dated as of April 1, 2016, by and among Senstar Corporation, Aimetis Corp., the persons listed in Annex A thereto, and Marc Holtenhoff in his capacity as the Holder Agent

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global
23.2	Consent of Deloitte LLP
23.3	Consent of Naschitz, Brandes, Amir & Co., Advocates (contained in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page to the Registration Statement)
___________
*	To be filed by amendment.

(1)	Filed as an exhibit to our Registration Statement on Form F-1 (File No. 33-57438), filed with the Securities and Exchange Commission on January 26, 1993, as amended, and incorporated herein by reference.

(2)	Filed as an exhibit to our Registration Statement on Form F-1 (No. 33-57438), filed with the Securities and Exchange Commission on January 26, 1993, as amended, and incorporated herein by reference, as amended by an amendment filed as an exhibit to our Registration Statement on Form S-8 (File No. 333-6246), filed with the Commission on January 7, 1997 and incorporated herein by reference, as further amended by an amendment filed as an exhibit to our Annual Report on Form 20-F for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on June 29, 2001 and incorporated herein by reference, as further amended by the company’s shareholders on July 17, 2002, as described under Form 6-K furnished to the SEC on June 19, 2002, as further amended by the company’s shareholders on August 20, 2008, as described under Form 6-K furnished to the SEC on July 17, 2008, and as further amended by the company’s shareholders on August 31, 2011, as described under Form 6-K furnished to the SEC on July 27, 2011.

(3)	Filed as an exhibit to our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on March 18, 1993, as amended, and incorporated herein by reference.

Item 9.     Undertakings

The undersigned Registrant hereby undertakes as follows:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(7)  Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yehud, Israel, on August 9, 2016.

Magal Security Systems Ltd.

By:	/s/ Saar Koursh
Saar Koursh
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Saar Koursh or Ilan Ovadia, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on August 9, 2016.

Signature	Title
/s/ Gillon Beck Gillon Beck	Chairman of the Board of Directors
/s/ Saar Koursh Saar Koursh	Chief Executive Officer
/s/ Ilan Ovadia Ilan Ovadia	Chief Financial Officer and Principal Accounting Officer
/s/ Avraham Bigger Avraham Bigger	Director
/s/ Ron Ben-Haim Ron Ben-Haim	Director
/s/ Barry Stiefel Barry Stiefel	Director
/s/ Jacob Berman Jacob Berman	Director
/s/ Liza Singer Liza Singer	Director
/s/ Moshe Tsabar iMoshe Tsabari	Director
Senstar Inc. By: /s/ James Quick Name: James Quick Title: President and Manager	Authorized Representative in the United States